UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Commvault Systems, Inc.
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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
[_______], 2020
To the Stockholders of Commvault Systems, Inc.:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Commvault Systems, Inc. (which we refer to as “we”, “us”, “our”, “Commvault,” “our company” or the “Company”). The Annual Meeting will be held on Thursday, August 27, 2020, at 9:00 a.m., Eastern time as a virtual meeting that can be accessed on the following site: http://ir.commvault.com/annual-meeting. We believe this is important to our stockholders in light of evolving public health and safety considerations posed by the potential spread of the coronavirus, or COVID-19.
We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice Regarding the Availability of Proxy Materials instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report, as well as how to submit your proxy over the Internet or by telephone. If you would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials which are included in the Notice Regarding the Availability of Proxy Materials.
In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders and a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Annual Meeting. The Proxy Statement includes general information about Commvault as well as information on the specific proposals you will be asked to consider and vote upon at the Annual Meeting. A record of our activities for the fiscal year ended March 31, 2020 is contained in the Annual Report to stockholders, a copy of which is available online as described in the Notice Regarding the Availability of Proxy Materials and a printed copy is available upon request and without charge to stockholders entitled to vote at the Annual Meeting.
All stockholders are invited to attend the Annual Meeting virtually. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by either using our telephone or internet voting procedures or by completing, executing and returning the proxy card which you have received from us. If you attend the Annual Meeting (virtually), you may vote at the time of the meeting even if you have previously submitted your proxy.

Very truly yours,

NICHOLAS ADAMO Chairman of the Board

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 27, 2020

Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on August 27, 2020
The Annual Meeting of Stockholders of Commvault Systems, Inc. will be held virtually on Thursday, August 27, 2020, at 9:00 a.m., Eastern time on the following website: http://ir.commvault.com/annual-meeting.
The purposes of the meeting are:
1. To elect four Class II Directors for a term to expire at the 2023 Annual Meeting of Stockholders;
2. To approve and adopt amendments to the Company's Amended and Restated Certificate of Incorporation to de-classify the Board of Directors;
3. To ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2021;
4. To approve additional shares to be available for grant under the Company’s 2016 Omnibus Incentive Plan, as amended by the Fourth Amendment (the “2016 Incentive Plan”);
5. To vote, on an advisory basis, on executive compensation; and
6. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
Only stockholders of record as of the close of business on [____], 2020 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Stockholders of record will be mailed a Notice Regarding the Availability of Proxy Materials on or around [_____], which provides stockholders with instructions on how to access the proxy materials on the Internet, and if they prefer, how to request paper copies of these materials.
Each stockholder is urged to either to utilize our telephone or Internet voting procedures to submit a proxy or to complete, date and sign the proxy card which you have received from us and return it to us in the envelope which we have provided and which requires no postage if mailed in the United States. Utilizing our telephone or Internet voting procedures to submit your proxy or sending in your proxy card will not prevent you from voting at the Annual Meeting.
This proxy statement and our annual report to stockholders are available at www.edocumentview.com/CVLT.

By Order of the Board of Directors

WARREN H. MONDSCHEIN Vice President, General Counsel and Secretary Chief Compliance Officer
Tinton Falls, New Jersey
[_____], 2020

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, NJ 07724
(732) 870-4000
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 27, 2020
[____], 2020

This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Commvault Systems, Inc. (which we refer to as “we”, “us”, “our”, “Commvault,” “our company” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders on August 27, 2020, or at any adjournment or postponement thereof. This proxy statement and the associated proxy card are first being made available at www.edocumentview.com/CVLT, and we intend to begin distribution of the Notice Regarding the Availability of Proxy Materials to stockholders, on or about [____], 2020. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2020, which includes audited financial statements, is also being made available concurrently with the proxy statement at www.edocumentview.com/CVLT.
Participating in the Virtual Annual Meeting

This year’s Annual Meeting will be accessible through the Internet. We are conducting a virtual online Annual Meeting this year in light of evolving public health and safety considerations posed by the potential spread of the coronavirus, or COVID-19. We have worked to provide an online experience available to all stockholders regardless of their location and to offer stockholders the ability to participate in the meeting. The accompanying proxy materials include instructions on how to participate in the meeting and how you may vote your shares.

To participate in the Annual Meeting, please access the meeting website at http://ir.commvault.com/annual-meeting. Please note that you will be required to establish your identity as a shareholder in order to vote and to view the list of registered stockholders as of the record date during the meeting. Please have the control number found on your Notice of Internet Availability of Proxy Materials available.

Stockholders are able to submit questions for the Annual Meeting’s question and answer session during the meeting through http://ir.commvault.com/annual-meeting. The Annual Meeting will be available for replay following the meeting on our investor relations website.

We encourage you to access the Annual Meeting before it begins. Online check-in will be available at http://ir.commvault.com/annual-meeting approximately 15 minutes before the meeting starts on August 27, 2020. If you have difficulty accessing the meeting, you may also listen to the meeting telephonically by calling the number posted on our inventor relations website.

Voting Rights and Solicitation
[____], 2020 was the record date for the determination of stockholders entitled to vote at the Annual Meeting. On that date, [_____] shares of common stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held of record. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders by arrangement made with Commvault during the 10 days preceding the meeting and also will be available for examination during the Annual Meeting.
Stockholders may provide voting instructions by completing, executing and returning the proxy card which we have provided. Alternatively, stockholders may submit a proxy over the Internet or by telephone in accordance with the instruction set forth on the proxy card or the Notice Regarding Availability of Proxy Materials. All properly completed, unrevoked proxies received prior to the close of voting at the Annual Meeting will be voted in accordance with the instructions provided. If a properly executed, unrevoked written proxy card submitted by a record holder does not specifically direct the voting of shares, the shares represented by such proxy will be voted (i) FOR the election of all nominees for election as director described in this proxy statement, (ii) FOR the approval and adoption of amendments to the Company's Amended and Restated Certificate of Incorporation to de-classify the Board of Directors; (iii) FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2021, (iv) FOR the approval of additional shares to be available for grant under the 2016 Incentive Plan, as amended by the Fourth Amendment, (v) FOR approval, on an advisory basis, of executive compensation, and (vi) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting. If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors, executive compensation, amendments to the Company’s Amended and Restated Certificate of Incorporation or amendments to the Company’s incentive plans (including the addition of additional shares thereunder) unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your vote is counted with respect to Proposal No. 1 (the election of four Class II Directors for a term to expire at the 2023 Annual Meeting of Stockholders), Proposal No. 2 (the approval and adoption of amendments to the Company’s Amended and Restated Certificate of Incorporation to de-classify the Board of Directors), Proposal No. 4 (the approval of additional shares to be available for grant under the 2016 Incentive Plan) and Proposal No. 5 (the advisory vote on executive compensation).
A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated proxy via the Internet or telephone), giving timely written notice of such revocation to the Secretary of our Company or by attending the Annual Meeting and voting at that time.
The presence at the Annual Meeting, in person (virtually) or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person (virtually), your shares of common stock will be considered part of the quorum. Once a quorum is present, voting on specific proposals may proceed.
Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the Annual Meeting (in person or by proxy) is required (1) to elect directors, (2) to ratify Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2021, and (3) to approve additional shares to be available for grant under the Company’s 2016 Incentive Plan. As a non-binding, advisory vote, there is no specific approval requirement for the advisory vote on executive compensation. However, the Board of Directors will consider that the stockholders have approved executive compensation on an advisory basis if the advisory vote on executive compensation receives the affirmative vote of a majority of the votes cast on such proposal. Assuming the presence of a quorum, the affirmative vote of 66-2/3% of the voting power of the then outstanding shares of common stock of the Company is required to approve and adopt the proposed amendments to the Company’s Amended and Restated Certificate of Incorporation to de-classify the Board of Directors.
In order to assure that your votes, as a record holder, are tabulated in time to be voted at the Annual Meeting, you must complete your voting over the Internet or by telephone so that it is received by 3:00 a.m. Eastern time on August 27, 2020. Similarly, in order to assure that your votes, as a beneficial holder, are tabulated in time to be voted at the Annual Meeting, you must submit your voting instructions, so that your broker will be able to vote, by 11:59 p.m. Eastern time on August 22, 2020. If you attend the Annual Meeting virtually, you may vote at that time even if you have previously submitted your proxy.
If you choose to vote your shares at the Annual Meeting, you will be required to provide your control number, which is included in the Notice Regarding the Availability of Proxy Materials that you received. Shares held in “street name” through your broker, bank or other nominee may be voted at the meeting by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. You will be asked to submit such signed proxy to Commvault at or prior to the Annual Meeting, along with an account statement or letter from the broker, bank or other nominee indicating that you are the beneficial owner of the shares and that you were the beneficial owner of the shares on [____], 2020.
Effect of Abstentions and Broker Non-Votes
Abstentions will be counted for the purposes of establishing a quorum, but will not be counted as a vote cast either for or against a nominee or any other matter, except for the proposal to approve and adopt amendments to the Company’s Amended and Restated Certificate of Incorporation to de-classify the Board of Directors, and accordingly will be disregarded for the purpose of determining whether a nominee was elected as director or a matter (except for the de-classification proposal) was approved. As a result, abstentions have no effect on the outcome of the election of directors, the ratification of the appointment of Ernst & Young LLP as our independent public accountants, or approval of additional shares to be available for grant under the Company’s 2016 Incentive Plan. Similarly, abstentions have no effect on the advisory proposal to approve executive compensation. In the case of the de-classification proposal, abstentions will have same effect as a vote against such proposal.
If you hold shares through a broker or other nominee, your broker or nominee is permitted to exercise voting discretion only with respect to certain, routine matters. Broker non-votes are shares held by brokers or other nominees that do not have discretionary voting authority with respect to a matter and have not received specific voting instructions from the beneficial owner. Broker non-votes will be counted for purposes of establishing a quorum, but will not be counted as a vote cast either for or against a nominee or any other matter, except for the de-classification proposal. As a result, broker non-votes have no effect on the outcome of the vote on each proposal (except for the de-classification proposal). In the case of the de-classification proposal, broker non-votes will have same effect as a vote against such proposal.
Brokers who have not received voting instructions from beneficial owners may vote in their discretion with respect to Proposal No. 3 (the ratification of the appointment of our independent auditors).

Leadership and Governance Highlights
Fiscal year 2020 was an exciting year for our company, with new leadership both at the board and senior management levels, important corporate milestones, and changes in our governance polices.
Leadership Changes

•
Building on our new company leadership. Our new President and Chief Executive Officer, Mr. Sanjay Mirchandani, joined our company in February 2019. He has made it a priority to bring world-class talent to our company. Since Mr. Mirchandani’s arrival, we have welcomed six new business leaders to our senior leadership team. We have welcomed a number of other key individuals across the company as well, including a new sales leadership team led by Mr. Riccardo Di Blasio.

•
Independent leadership for the Board. Our independent Chairman of the Board, Mr. Nicholas Adamo, joined the Board in August 2018 as an independent Director and succeeded to the role of Chairman of the Board in April 2019. He is an experienced executive in the information technology industry, with more than twenty years as a senior executive at Cisco Systems.

•
Three new directors appointed. This year, we welcomed three new independent directors, Ms. Allison Pickens, Mr. R. Todd Bradley and Mr. Arlen Shenkman, each of whom joined the Board in June 2020. With the addition of these individuals, a total of 8 new directors have joined our Board in the last two years.

•
Increased gender diversity at the Board level. Three women have joined our Board in the last two years, including most recently Ms. Allison Pickens, who brings particular expertise and experience in driving growth and strategic transformation initiatives at SaaS companies.

We are pleased to welcome each of these individuals to our company.
Corporate Social Responsibility Developments

•
This proxy season, we are proud to publish our inaugural corporate social responsibility report. This report highlights the strength and passions of our company and our employees, and marks our commitment to our investors, our employees, our customers and our community to continue to make these matters a priority as we strive to be good corporate citizens.

•
In fiscal year 2020, we joined the United Nations’ Business Avengers Program, which unites 17 global companies in a commitment to help deliver on the Sustainable Development Goals that have been agreed to by UN nations. Commvault has taken on the mantle of goal #12, Responsible Consumption and Production, and is actively working on this initiative.

We are proud of these and other CSR initiatives and activities at our company, and look forward to sharing more information about them. The report can be found at [____].
Corporate Governance Developments

•
Implementation of Proxy Access Provision. In May 2019, we implemented a “proxy access” provision in our Amended and Restated Bylaws, which gives shareholders the ability to nominate director candidates for inclusion in our proxy materials.

•
Increased Board Diversity. As previously noted, in 2018, the Board adopted a policy on Board diversity, which prioritizes a Board comprised of individuals with diverse backgrounds. Our recent Board appointments reflect these considerations, and we believe that our new Board members have a diverse range of experiences and backgrounds which benefit our Board and our company.

•
Continued Advisory Vote on Compensation. Consistent with our prior practice, we continue to seek shareholder support on an annual basis for our compensation of senior executives. See “Proposal No. 5” in this Proxy Statement.

We believe these changes and practices represent strong corporate governance measures that are in the best interests of our company and its shareholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Our Board of Directors is currently divided into three classes, with one class of directors elected for a three-year term at each annual meeting. Each class consists of four directors, except for Class I which consists of three directors. Each director holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death. However, as noted in Proposal No. 2 below, we are seeking stockholder approval to amend our corporate governance documents in order to de-classify our Board of Directors. If approved by our stockholders, this phase-out of our classified Board would be implemented over the next three fiscal years, ending in 2023 once the class of directors elected at the 2020 Annual Meeting has completed its three-year term.
On June 7, 2020, the Company entered into a letter agreement (the “Cooperation Agreement”) with Starboard Value LP and certain of its affiliates (collectively, “Starboard”) in connection with Starboard's notice of its intention to nominate certain individuals for election as directors at the 2020 Annual Meeting. Pursuant to the Cooperation Agreement, the Company agreed to accept the resignation of three of the current Class II directors and to immediately appoint three new individuals (each, a “New Director”) to the Board of Directors. Effective as of June 7, 2020, the Company accepted the resignations tendered by Alan G. Bunte, Frank J. Fanzilli, Jr. and Daniel Pulver, each then serving as a Class II director, and appointed R. Todd Bradley, Arlen Shenkman and Allison Pickens to the Board as Class II Directors to hold office until the 2020 Annual Meeting (and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death). The Company further agreed to nominate the New Directors for election as Class II Directors at the 2020 Annual Meeting. Starboard has agreed to certain customary standstill provisions, including withdrawing their proposed director candidates for election at the 2020 Annual Meeting and to vote in favor of the Company’s proposed slate of directors at the 2020 Annual Meeting. The terms of the Cooperation Agreement are more fully set forth in Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 8, 2020.
Consistent with the Cooperation Agreement, and upon the recommendation of the Nominations and Governance Committee, the Board of Directors has nominated R. Todd Bradley, Charles Moran, Allison Pickens and Arlen Shenkman to hold office as Class II Directors until the annual meeting in 2023. Messrs. Bradley and Shenkman and Ms. Pickens are New Directors appointed to the Board of Directors in June 2020 pursuant to the Cooperation Agreement. Mr. Moran is an existing Class II director initially appointed to the Board of Directors in 2018.
The persons named as proxy voters in the proxy card for our 2020 Annual Meeting, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your proxy. Commvault has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, in the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominations and Governance Committee of the Board of Directors.
You may vote for or against, or you may abstain from voting on, any or all of the director nominees. Assuming a quorum is present, the affirmative vote of a majority votes cast at the Annual Meeting (in person virtually or by proxy) will be required for the election of directors.

OUR BOARD OF DIRECTORS
The following table shows information as of June 30, 2020 with respect to each person who is a current director or director nominee. Biographical information for each continuing director as well as each director nominee is set forth immediately following the table.

Name	Age	Position	Director Since
Nicholas Adamo	56	Chairman of the Board	2018
Martha H. Bejar (3)	58	Director	2018
R. Todd Bradley (1)(4)	62	Director	2020
Keith Geeslin (1)	67	Director	1996
Vivie “YY” Lee (1)	53	Director	2018
Sanjay Mirchandani	56	Director, President and Chief Executive Officer	2019
Charles Moran (2)(4)	65	Director	2018
Allison Pickens (3)	35	Director	2020
Arlen Shenkman (2)(4)	49	Director	2020
Gary B. Smith (3)	59	Director	2004
David F. Walker (2)	66	Director	2006

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominations and Governance Committee

(4)    Member of the Operating Committee
Nominees for Election
R. Todd Bradley has served as a director of our company since June 2020. Mr. Bradley recently joined One Equity Partners as an Operating Partner. He previously served as the Chairman and Chief Executive Officer of Mozido, a cloud-based mobile payment provider, from October 2015 to May 2017. Prior to that, Mr. Bradley served as the President of TIBCO Software Inc., a provider of infrastructure and business intelligence software, from June 2014 until it was acquired by Vista Equity Partners in December 2014. From 2005 to April 2014, Mr. Bradley served in a variety of roles at HP Inc. (“HP”), a manufacturer of computers and printing products, along with related technologies solutions and services, including most recently as Executive Vice President, Strategic Growth Initiatives from June 2013 to April 2014. Earlier in his career, Mr. Bradley served as President and CEO of Palm, Inc., a personal digital assistant and smartphone manufacturer, which was later acquired by HP. Mr. Bradley is currently a member of the board of directors of Eastman Kodak Company and Mattel, Inc, and serves on the audit committee at Mattel, Inc. Previously, he served as a member of the Board of TrueCar Inc. Mr. Bradley holds a B.S. from Towson University.
Mr. Bradley has significant leadership, finance, digital, marketing, technology and software experience. With decades of experience in the technology industry, Mr. Bradley has significant expertise leading global technology companies as a senior executive and director, particularly as they adapt to large-scale technological and competitive changes. His experience and expertise in these areas will be of great value to our company and to our Board of Directors.
Charles “Chuck” Moran has served as a director of our company since July 2018. Mr. Moran is the founder of Skillsoft Plc., and served as its Chief Executive Officer and President from 1998 until his retirement in December 2015. He was also a director on the Skillsoft board. Prior to Skillsoft, Mr. Moran was the President and Chief Executive Officer of NETg National Education Training Group, a computer-based information technology training company, from 1995 –1997. Prior to NETg, Mr. Moran was the Chief Financial Officer and Chief Operations Officer of Softdesk, Inc, where he helped lead the company's successful initial public offering. Mr. Moran has previously held senior level sales and marketing positions at Insite Peripherals, Inc. and Archive Corporation. Mr. Moran currently serves as a member of the board of directors of Manhattan Associates, Inc., and serves as a director and advisor to various private companies. Mr. Moran earned a master's of business administration from Suffolk University and a bachelor of science degree from Boston College.

With more than two decades of experience working with technology companies, Mr. Moran has extensive leadership experience in the industry and expertise in critical areas including operations, finance, sales, marketing and cloud/SaaS software, which are valuable to our Board. Mr. Moran's history and experience, including his various board memberships, also gives him financial expertise which he can deploy to great benefit to the company as a member of our Audit Committee.
Allison Pickens has served as a director of our company since June 2020. Ms. Pickens most recently served as Chief Operating Officer and previously held other executive roles at Gainsight, a SaaS company, from 2014 to 2020. She is the co-author of the book The Customer Success Economy, published by Wiley in the spring of 2020. Ms. Pickens previously worked at Bain Capital Private Equity as an associate from 2009 to 2011, where she evaluated investments in a range of industries, and Boston Consulting Group, where she was a management consultant to both public and private companies from 2007 to 2009. Ms. Pickens is a member of the Technology Advisory Network at Boston Consulting Group, where she advises on strategic transformations of technology companies, and an Executive-in-Residence at Bessemer Venture Partners, advising portfolio companies on how to grow and retain subscription revenue. She is a member of the board of directors of Rainforest QA, a venture-backed SaaS company, and previously served as a member of the Board of eCompliance, a privately-funded SaaS company, from 2017 until its successful acquisition by Alcumus in 2019. Ms. Pickens has an MBA from the Stanford University Graduate School of Business and a B.A. from Yale University.
Ms. Pickens is a technology executive with significant experience driving growth and strategic transformation initiatives at SaaS companies, which make her a valuable addition to our Board of Directors.  She has extensive experience coaching CEOs and executives in the software industry through her work at Gainsight and other advisory roles, through speaking engagements, and through the content she has authored, which earned her recognition as one of the Top Women Leaders in SaaS in 2018 by The Software Report. Ms. Pickens also has a unique breadth of experience that spans industries including software, investment management, and management consulting. She brings significant skill in finance, general management, mergers and acquisitions, strategy, and customer growth and retention to the Board.
Arlen Shenkman has served as a director of our company since June 2020. Mr. Shenkman currently serves as Executive Vice President and Chief Financial Officer at Citrix Systems, Inc. Mr. Shenkman joined Citrix in September 2019 from SAP, where he served as Executive Vice President and Global Head of Business Development and Ecosystems beginning in 2017. Prior to that role, Mr. Shenkman served as Chief Financial Officer of SAP North America, the company's largest business unit, from 2015 through 2017. Mr. Shenkman previously served as Global Head of Corporate Development for SAP from 2012 through 2015 and was a principal architect of SAP's rapid transformation into a cloud company. Mr. Shenkman has a J.D. from the University of Miami School of Law, an M.B.A. from the Fox School of Business at Temple University, and a bachelor's degree in political science from George Washington University.
Mr. Shenkman has substantial experience helping to lead large-scale business transformations for growth of SaaS and working with companies that specialize in complex-cloud environments and enterprise application software. His has significant financial experience, including in his current role as Chief Financial Officer for Citrix Systems, Inc., where he is responsible for all of the company's financial and capital management strategies, budgeting and planning, financial accounting, tax and treasury, investor relations, strategic alliances, and M&A. This experience makes Mr. Shenkman a valuable addition to our Audit Committee.
Mr. Shenkman also has significant experience managing large software companies, including in his current role at Citrix and in his former role as CFO of SAP North America, where he lead the finance functions across North America, including planning and forecasting, business streamlining, and overall financial management, in addition to his earlier experience leading SAP’s corporate development and M&A activities worldwide. Mr. Shenkman’s substantial record and experience at global SaaS companies make him well qualified to serve as Chair of the Operating Committee of the Board of Directors.
The Board of Directors recommends that you vote FOR each of the nominees listed above.

Continuing Directors
Class III Directors Whose Terms Expire in 2021
Keith Geeslin has served as a director of our company since May 1996 and is chairman of our Compensation Committee. Mr. Geeslin has been a partner at Francisco Partners, a global private equity firm, since January 2004, prior to which Mr. Geeslin spent 19 years with the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Geeslin was the general manager of a division of Tymshare, Inc, a provider of public computer and network services and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin obtained his bachelor’s degree in electrical engineering from Stanford University and master’s degrees from Stanford University and Oxford University. Mr. Geeslin also serves on the board of directors of Synaptics, Inc.
Mr. Geeslin’s private equity and venture capital experience, with a focus on technology sector companies, has given him an understanding of finance and of growth strategies, as well as experience in evaluating businesses in our company’s industry, all of which is very helpful to the Board of Directors. Originally representing one of our company’s initial investors, Mr. Geeslin has a long history with Commvault and its management, providing continuity to Board deliberations. Mr. Geeslin has held various public company directorships and brings that experience to the Board.
Vivie “YY” Lee has served as a director of our company since February 2018. Ms. Lee has served as Senior Vice President and Chief Strategy Officer of Anaplan, a SaaS software company, since October 2018. Prior to joining Anaplan, Ms. Lee served as Chief Executive Officer for FirstRain, a business analytics platform company, from 2015 until that company was acquired by Ignite Technologies in August 2017. She joined FirstRain in 2005 where she served as Chief Operating Officer before becoming CEO.

Prior to joining FirstRain, Ms. Lee served as General Manager of Worldwide Services at Cadence Design Systems. In that position, she merged several services divisions into an industry-leading advanced technology operation. She held P&L responsibility for the business spanning research and development, go-to-market, sales, and support across global regions including the US, UK/EU, India, China, and Japan. Before Ms. Lee’s tenure at Cadence, she co-founded the software company Aqueduct Software, an enterprise-class software development solution for automating application data collection, profiling and analysis during iterative development, testing and deployment. Bootstrapping the company from the ground-up, she secured top-tier VC financing, and ultimately led the company through acquisition by NetManage in 2000. Ms. Lee began her career at Bell Labs and has also worked at Synopsys and 8x8 (formerly Integrated Information Technology, Inc.) in various product management roles. Ms. Lee earned a bachelor of arts in mathematics from Harvard University.

Through her tenures at numerous start-up and mature Silicon Valley-based technology companies, Ms. Lee brings significant entrepreneurial and executive-level experience in the technology and software industry to the Board.  Her expertise in the IT space is broad, and provides the Board with tech-focused insight and perspective in the critical areas of operations, marketing and strategic development.

Sanjay Mirchandani is the President and Chief Executive Officer of our company, and has served as a director since joining the company in February 2019. Prior to joining our company, Mr. Mirchandani served as the Chief Executive Officer of Puppet, Inc. (“Puppet”), an Oregon-based IT automation company. Mr. Mirchandani joined Puppet in May 2016 as President and Chief Operating Officer, and assumed the role of Chief Executive Officer in September 2016. Before joining Puppet, Mr. Mirchandani served as Corporate Senior Vice President and General Manager of Asia Pacific and Japan at VMware, Inc. from October 2013 to April 2016. From June 2006 to October 2013, Mr. Mirchandani held various senior leadership positions at EMC Corporation, including Chief Information Officer and leader of the Global Centers of Excellence. Prior to that, Mr. Mirchandani held various positions at Microsoft Corporation and Arthur Andersen LLP. Mr. Mirchandani has a masters of business administration degree from the University of Pittsburgh and earned a bachelor's degree in mathematics from Drew University.

Mr. Mirchandani brings a wealth of international business and start-up experience through his diverse well-rounded career in technology. As our Chief Executive Officer, Mr. Mirchandani brings his knowledge and perspective about critical company business strategies, financial position and operational matters into Board deliberations. His insight regarding the company's operations and future are critical to the successful functioning of the Board.

Gary B. Smith has served as a director of our company since May 2004 and is chairman of our Nominations and Governance Committee. Prior to serving as chairman of our Nominations and Governance Committee, Mr. Smith served as our lead independent director from May 2006 to July 2013. Mr. Smith is currently the president, chief executive officer and a director of Ciena Corporation, a global supplier of telecommunications networking equipment, software and services. Mr. Smith began serving as chief executive officer of Ciena in May 2001, in addition to his existing responsibilities as president and director, positions he has held since October 2000. Mr. Smith joined Ciena in November 1997, and previously served as the company’s chief operating officer and senior vice president, worldwide sales. From 1995 through 1997, Mr. Smith served as vice president of sales and marketing for INTELSAT. He also previously served as vice president of sales and marketing for Cray Communications, Inc. Mr. Smith received his master’s in business administration from Ashridge Management College, United Kingdom. Mr. Smith is a member of the National Security Telecommunications Advisory Committee (NSTAC), is chairman of the Advisory Council to the Wake Forest Center for Entrepreneurship and participates in initiatives with the Center for Corporate Innovation.

Mr. Smith is an experienced chief executive officer of a company in the information technology industry. As such, he has leadership skills and industry experience, as well as perspectives on the operations, challenges and complex issues facing growing technology-based companies. He also has global sales and marketing experience which is useful to the Board. Mr. Smith’s experience as a director of a public company also benefits the Board. The combination of his experience makes him well suited to serve as the chairman of our Nominations and Governance Committee.

Class I Directors Whose Terms Expire in 2022
Nicholas Adamo has served as the Chairman of the Board since April 2019 and has served as a director of our company since August 2018. Mr. Adamo is a former senior executive of Cisco Systems, where he served a variety of sales and leadership roles over a 22 year career prior to his retirement in 2016. While there, Mr. Adamo served as the Senior Vice President (“SVP”) of the Americas, where he managed Cisco’s largest geographic region, with annual IT and communications sales of more than $26 billion, and was responsible for 6,500 employees working across 60 different countries. Mr. Adamo also served as the SVP of Cisco's $12 billion Global Service Provider organization, leading sales, service delivery and development for the company's top service provider customers, among various other roles. Prior to his tenure at Cisco, he spent more than a decade at IBM in various sales and management assignments. Since leaving Cisco in 2016, Mr. Adamo has consulted with a range of small scale tech companies, and currently serves on the boards of Lookout, Blue Danube Systems and GTT Communications. Mr. Adamo is also the founder and president of Making A Mark, Inc., located in Monmouth County, NJ, which is a charitable foundation dedicated to making a mark and empowering change through awareness, knowledge and inclusive opportunities targeting the environment and education. Mr. Adamo holds a bachelor of science degree in computer engineering from Columbia University.
Mr. Adamo is an experienced executive in the information technology industry, who brings a deep working knowledge of the industry and experience from both enterprise and service provider segments, that he can deploy to provide valuable insight and perspectives to our Board. He also has extensive experience and successes as a leader who is able to balance strategy and execution, foster long-standing strategic relationships, and guide business and technology discussions and decisions for shared success. This combination makes him an effective leader for our Board.
Martha Bejar has served as a director of our company since July 2018. Ms. Bejar is the co-founder and Chief Executive Officer of Red Bison Advisory Group, LLC, a position she has held since April 2013. Previously, Ms. Bejar held the position of the Chief Executive Officer of several private telecommunications and technology companies, including Unium Inc., Flow Mobile Inc., and Wipro Infocrossing Inc. She has also held executive positions at Microsoft Corporation, Nortel Networks Corporation, and Bell Communications Research. Ms. Bejar currently serves as a member of the board of directors of CenturyLink Inc., Neopost SA and Sportman's Warehouse. In addition, Ms. Bejar serves on two non-for-profit boards, the Board of Trustees at Rainier Scholars and the President’s Advisory Group at EastWest Institute. Ms. Bejar earned an Advanced Management Program degree from Harvard Business School, graduated cum laude with a bachelor of science degree in Industrial Engineering from the University of Miami and also earned a master's of business administration from Nova Southeastern University.
Ms. Bejar has a strong track record of leadership with some of the world's leading corporations where she evidenced a proven ability to drive and support innovation in the technology and software space. She also provides the Board with a wealth of executive, strategic and financial experience in the industry which enables her to provide valuable insights regarding our company's operations and strategic development.
David F. Walker has served as a director of our company since February 2006 and is chair of our Audit Committee. Mr. Walker also serves on the boards of directors of Chico’s FAS, Inc. and CoreLogic, Inc., currently chairing the audit committees at both companies, and participating on the acquisition and strategic planning committee at CoreLogic. In addition, Mr. Walker previously served on the boards of directors of Atlantic Blue Group, Inc. during 2012, First Advantage Corporation from 2003 to 2009, Paradyne Networks from 2003 to 2005 and Technology Research Corporation from 2004 to 2010.
Mr. Walker was employed as the Director of the Accountancy Program and the Program for Social Responsibility and Corporate Reporting at the University of South Florida St. Petersburg from 2002 through his retirement in 2009. Prior to joining the University of South Florida, Mr. Walker was with Arthur Andersen LLP, having served as a partner in that firm from 1986 through 2002 and as partner in charge of the firm’s assurance and business advisory services practice for the Florida and Caribbean region. Mr. Walker earned a master’s of business administration from the University of Chicago Booth School of Business with concentrations in accounting, finance and marketing, and a bachelor of arts degree from DePauw University with majors in economics and mathematics and a minor in business administration. Mr. Walker is an NACD Board Leadership Fellow, a certified public accountant and a certified fraud examiner.

Mr. Walker’s governance, accounting and finance qualifications include an in depth understanding of risk oversight, accounting and financial reporting which is valuable to the Board of Directors, and he is an audit committee financial expert.
CORPORATE GOVERNANCE
Overview
We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.
Independence and Composition of our Board of Directors

•	Ten of our eleven current directors are independent under the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).

•	We have an independent chairman of the Board, Mr. Adamo, to keep the leadership of the Board separate from the leadership of the company.

•	We have replaced a total of 8 directors in the last two years, constituting more than 70% of our Board. This has substantially addressed the long-tenured composition of our Board.

•	Three of the new directors appointed during this time are women, thereby significantly increasing the gender diversity of our Board.
Majority Voting for Directors

•	We have adopted a majority vote standard for the election of directors in an uncontested election.

•
If an incumbent director does not receive a majority of the votes cast in an uncontested election, that director must promptly tender his or her irrevocable resignation to the Board of Directors, contingent upon acceptance by the Board of Directors.

Audit Committee

•	All members meet the independence standards for audit committee membership under the Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

•	All members qualify as an “audit committee financial expert,” as defined in the SEC rules, and satisfy Nasdaq’s financial literacy requirements.

•	The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint or replace our independent auditors.

•	The Audit Committee has adopted policies and procedures governing the pre-approval of all audit and non-audit services provided by our independent auditors.
Compensation Committee

•	All members meet the independence standards for compensation committee membership under the Nasdaq listing standards and applicable SEC rules.

•	The Compensation Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

Nominations and Governance Committee

•	All members meet the independence standards for nominating committee membership under the Nasdaq listing standards.

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The Nominations and Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for nominating directors and developing corporate governance guidelines.

Operating Committee

•	The members of the Operating Committee are selected in accordance with the terms of the Cooperation Agreement.

•
The Operating Committee operates under a written charter that governs its duties and responsibilities, including to oversee the Company’s budgeting processes and to work with Company management to establish margin targets and a balanced capital allocation policy for the Company.

Corporate Governance Policies

•	We have adopted Corporate Governance Policies, including qualification and independence standards for directors.

•	We have implemented a “proxy access” provision in our corporate Bylaws, which gives stockholders the ability to nominate director candidates for inclusion in our proxy materials.

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We have adopted a policy on Board diversity, which prioritizes a Board comprised of individuals with diverse backgrounds. Our recent Board appointments reflect these considerations, and we believe that our new Board members have a diverse range of experiences and backgrounds which benefit our Board and our company.

•	We have adopted a short-term stockholder rights plan, which provides existing stockholders with certain preferential rights under certain circumstances.
Codes of Business Ethics and Conduct

•	We have adopted a Code of Ethics for Senior Financial Managers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller.

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We also operate under an omnibus Code of Business Ethics and Conduct that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interests.

•	We have established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.
Our Audit Committee, Nominations and Governance Committee and Compensation Committee Charters, Code of Ethics for Senior Financial Officers, Corporate Governance Policies, Code of Business Ethics and Conduct, Second Amended and Restated Bylaws, Charter of the Commvault Systems Disclosure Committee, Insider Trading Policy and Policy of Fair Disclosure to Investors may be accessed on our website at www.commvault.com, from the Investor Relations tab. The contents of the website are not, however, a part of this proxy statement. In addition, we will make a copy of any of these documents available to any person, without charge, upon written request to Commvault Systems, Inc., 1 Commvault Way, Tinton Falls, New Jersey 07724, Attn: General Counsel. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable Nasdaq rules regarding amendments to or waivers of our Code of Ethics for Senior Financial Officers and Corporate Governance Principles by posting this information on our website at www.commvault.com.
Majority Vote Standard and Resignation Policy in Director Elections
A majority vote standard, as described in our Bylaws, applies to the election of directors. In uncontested elections, if a quorum is present or represented, directors are elected by an affirmative vote of a majority of the votes cast.
If an incumbent director fails to receive the affirmative vote of a majority of votes cast in an uncontested election, such director shall promptly tender his or her irrevocable resignation to the Board of Directors, contingent upon acceptance by the Board of Directors. Within 90 days after certification of the results of the stockholder vote, the Board of Directors shall act on the resignation, taking into account, among other things, a recommendation of the Company’s Nominations and Governance Committee. Within

four business days after the Board of Directors formally decides whether or not to accept the resignation, the Company will publicly disclose that decision, together with an explanation of the process (and the reasons for rejecting the resignation, if applicable) in a press release, in Form 8-K or other filing with the Securities and Exchange Commission or by other public announcement. Any director whose resignation is being so considered may not participate in the Nominations and Governance Committee’s recommendation or the Board of Director’s decision on the resignation. If the resignations of a majority of the members of the Nominations and Governance Committee were to become effective as a result of this procedure, the remaining independent directors will appoint a special committee among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.
The Board of Directors and Its Committees
General. Our Board of Directors currently comprises eleven members, ten of whom are independent and one of whom is the President and Chief Executive Officer of our company. Our Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of our Board of Directors and a focus on matters of importance to our stockholders.
Our Board of Directors has determined that each of Nicholas Adamo, Martha H. Bejar, R. Todd Bradley, Keith Geeslin, YY Lee, Chuck Moran, Allison Pickens, Arlen Shenkman, Gary B. Smith and David F. Walker, who collectively constitute all of the outside directors, is “independent” as that term is defined under the applicable listing standards of Nasdaq. In making this determination for each director, the Nominations and Governance Committee, on behalf of our Board of Directors, considered the standards of independence set forth in the Nasdaq corporate governance listing standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and our company that, in the opinion of the Nominations and Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with our company (either directly, or as a partner, stockholder or other officer of an organization that has a relationship with our company).
During the year ended March 31, 2020, our Board of Directors held thirteen meetings. All of our directors who served in the year ended March 31, 2020 attended more than 80% of the meetings of the Board of Directors and meetings of the committees of the Board on which the director served (excluding any such meetings that occurred prior to the date on which any individual became a director of our company or after the date on which any director resigned from the Board). The Board of Directors is scheduled to meet in executive session, without management, at every Board meeting that the directors attend in person. During fiscal year 2020, Mr. Adamo, as the independent Chairman of the Board, led these executive sessions and acted as primary spokesperson in communicating matters arising out of these sessions to our management.
Because we do not regularly schedule a Board of Directors meeting to coincide with our Annual Meeting, attendance at our Annual Meeting by our directors is encouraged but not required. All of our directors attended our 2020 Annual Meeting telephonically or in person. The Board of Directors has three standing committees and one ad hoc committee. These committees have the responsibilities and authority described later in this section.
Board Leadership Structure. Commvault’s policy regarding its leadership structure is to adopt the practice which best serves our company’s needs at any particular time. Our Board has determined that the most effective leadership structure for our company at this time is for Mr. Nicholas Adamo, an independent director, to serve as Chairman of the Board while our President and Chief Executive Officer, Mr. Sanjay Mirchandani, focuses on his executive leadership role. Mr. Mirchandani is, however, a member of our Board, which ensures that Board members have a high level of access and visibility regarding Mr. Mirchandani's efforts, including his insights and perspectives regarding our company's operations, strategy and future performance. In his capacity as the independent Chairman of the Board, Mr. Adamo is responsible for presiding at Board meetings and executive sessions, and facilitating communication between Board members and the CEO and other members of senior management.
Board Oversight of Risk. Our company’s policies and procedures relating to risk assessment and risk management are overseen by its Board of Directors. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our company. The involvement of the Board in setting our company’s business strategy is a key part of its assessment of management’s risk tolerance and what constitutes an appropriate level of risk for our company. The Board of Directors considers risk management to varying degrees regularly at its meetings. The Board will adjust its practices with respect to risk oversight whenever it determines it needs to do so and will involve itself in particular areas or business circumstances where its proper exercise of oversight requires it.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk assessment and risk management. The Audit Committee is required under its charter to inquire of management and the independent auditor concerning significant financial risks or exposures and to assess the steps management has taken to minimize such risks. The Audit Committee also oversees our company’s internal audit function, compliance matters and reviews with the General Counsel any legal matters, including litigation, that may have a material impact on our company’s financial statements, financial condition or results of operations. In addition, the Compensation Committee assesses compensation related risk and the Nominations and Governance Committee addresses management and governance risk, including through its oversight of the succession planning process. Each of these Board committees reports to the full Board with respect to its risk oversight functions.
At the management level, our company has appointed our General Counsel as our Chief Compliance Officer to oversee risk related matters, and we have established a disclosure committee to monitor our company’s compliance with its disclosure obligations under law and Nasdaq regulations and an executive review committee to monitor and approve certain transactions or other corporate matters that deviate from our company’s standard practices. The senior management of our company, including the Chief Compliance Officer, report to the Board or Board committees regarding risk issues, including those identified by the foregoing committees. In accordance with our company’s Corporate Governance Policies, the Board has complete and open access to any member of our company’s management and any of our company’s employees, as well as any outside advisors or independent advisors retained by the Board. In addition, our company’s Chief Financial Officer and General Counsel and Chief Compliance Officer are available at Board and committee meetings to answer questions relating to risk oversight. Further because the Chief Executive Officer is a director, he brings a unique perspective on our company’s risk profile and risk assessment to Board deliberations based on their day to day management responsibilities and knowledge about the company.
Audit Committee. The Audit Committee is responsible for the appointment of, compensation of and oversight over the work of our independent auditor. Additionally, the Audit Committee monitors the integrity of our financial statements, our independent auditor’s qualifications and independence, our compliance with legal and regulatory requirements and the performance of our internal audit function and independent auditor. The Audit Committee relies on the knowledge and expertise of our management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The members of the Audit Committee are Messrs. Walker (Chairman), Shenkman and Moran. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the applicable listing standards of Nasdaq. The Board of Directors has determined that each of Messrs. Walker, Shenkman and Moran qualify as an “audit committee financial expert” as that term is defined in the SEC rules, and that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee.
The Audit Committee operates under a written charter. The Audit Committee held six meetings in the year ended March 31, 2020. A report of the Audit Committee appears elsewhere in this proxy statement.
Compensation Committee. The Compensation Committee is responsible for overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The members of the Compensation Committee are Mr. Geeslin (Chairman), Mr. Bradley and Ms. Lee. The Compensation Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.
Management assists the Compensation Committee in the performance of its duties. Each year, the Chief Executive Officer reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to the executive officers’ compensation.
The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. From time to time, consultants, including Compensia, also provide additional services at the request of our company. In fiscal year 2020, the Compensation Committee and management jointly engaged Compensia for services that included assistance and advice in the formulation of our company’s cash and equity compensation programs. The Compensation Committee reviewed the independence of Compensia under SEC and Nasdaq rules and concluded that its works had not raised any conflict of interest.
The Compensation Committee operates under a written charter. The Compensation Committee held one meeting and the Committee, or a sub-committee thereof, acted by unanimous written consent 13 times during fiscal year 2020. A report of the Compensation Committee appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation Committee’s processes and procedures for considering and determining executive compensation, see “Executive Compensation - Compensation Discussion and Analysis.”
Nominations and Governance Committee. The Nominations and Governance Committee is responsible for identifying and recommending to our Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters, including reviewing our corporate governance policy. The members of the Nominations and Governance Committee are Mr. Smith (Chairman), Ms. Bejar and Ms. Pickens. The Nominations and Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.
The Nominations and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of our Board of Directors and for carrying out adequate due diligence with respect to prospective board members. The Nominations and Governance Committee will consider nominees that are recommended by members of the Board of Directors, management or other stockholders. Nominees for director shall be selected on the basis of diversity, depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness of the candidate to devote adequate time to board duties, the interplay of the candidate’s experience and skills with those of other board members, and the extent to which the candidate would be a desirable addition to our Board of Directors and any committees of the Board. In addition to the foregoing, the Nominations and Governance Committee may also take into account gender, race and ethnicity when recommending director nominees to the Board of Directors, with the objective of achieving a Board with diverse business, personal and educational backgrounds.
The Nominations and Governance Committee operates under a written charter. The Nominations and Governance Committee met three times in the year ended March 31, 2020.
Operating Committee. The general purpose of the Operating Committee is to oversee the Company’s budgeting processes and to work with Company management to establish margin targets and a balanced capital allocation policy for the Company. The members of the Operating Committee are Mr. Shenkman (Chairman), Mr. Bradley and Mr. Moran. The members of the Operating Committee are selected in accordance with the terms of the Cooperation Agreement. The Operating Committee operates under a written charter. The Operating Committee was established in June 2020.
Cooperation Agreement. Under the Cooperation Agreement, the Company agreed to appoint Mr. Shenkman to the Audit Committee and that, until the end of the standstill period, the Audit Committee would be composed of three directors, consisting of Mr. Shenkman, Mr. Moran and Mr. Walker. The Company further agreed to appoint Mr. Bradley to the Compensation Committee and that, until the end of the standstill period, the Compensation Committee would be composed of three directors, consisting of Mr. Bradley, Mr. Geeslin and Ms. Lee. The Company also agreed to appoint Ms. Pickens to the Nominations and Governance Committee and that, until the end of the standstill period, the Nominations and Governance Committee would be composed of three directors, consisting of Ms. Pickens, Mr. Smith and Ms. Bejar. Under the Cooperation Agreement, the Company agreed that, subject to NASDAQ rules and applicable laws, the Board and all applicable committees of the Board would take all actions necessary to ensure that, until the end of the standstill period, each committee and subcommittee of the Board would include at least one of Mr. Bradley, Mr. Shenkman or Ms. Pickens (or replacement thereof appointed pursuant to the terms of Cooperation Agreement). The Company also agreed to disband the Executive Committee of the Board.
Board Diversity. The Board of Directors has adopted a policy on Board diversity that is implemented by the Nominations and Governance Committee.  This policy requires the Nominations and Governance Committee to consider diversity in professional experience, skills, broad-based business knowledge, understanding of our company’s business environment and training when recommending Director nominees to the Board, with the objective of achieving a board with diverse business and educational backgrounds. It is the goal of this policy for the Board to be composed of members with individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our company's governance and strategic needs. In accordance with our company’s Corporate Governance Guidelines, the Nominations and Governance Committee will consider the interplay of the director candidate’s experience and skills with those of other Board members, as well as the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. In addition to the foregoing, the Nominations and Governance Committee may also take into account gender, race and ethnicity when recommending director nominees to the Board of Directors, with the objective of achieving a Board with diverse business, personal and educational backgrounds. When recommending nominees for Director, the Nominations and Governance Committee does not discriminate against candidates based on gender, ethnicity, religion or national origin. Our company’s Board diversity policy specifies that the Nominations and Governance Committee will review the skills and attributes of Board members within the context of the current make-up of the full Board from time to time as the Nominations and Governance Committee deems appropriate. In connection with its deliberations with respect to Director nominations for our company’s August 2020 Annual Meeting, the Nominations and Governance Committee assessed that it effectively nominates candidates for Director in accordance with the above described standards, with the current Board being composed of individuals with finance, accounting, technology, management and international experience. See each nominee’s and director’s biography appearing earlier in this proxy statement for a description of the specific experiences that each such individual brings to the Board.

Stockholder Communications, Proposals and Director Nominations
Stockholder Communication Policy. Stockholders can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address.
Corporate Secretary
Commvault Systems, Inc.
1 Commvault Way
Tinton Falls, New Jersey 07724

You may submit your concern anonymously or confidentially by postal mail.
Communications are distributed to our Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board of Directors as a group through the Investor Relations section of our website at www.commvault.com. The Secretary will forward all communications to the Board to the Chairman of the Audit Committee or the Chairman of the Nominations and Governance Committee, who will determine when it is appropriate to distribute such communications to other members of the Board or to management.
Proxy Access. In fiscal year 2019, we amended our Bylaws to include a “proxy access” provision by which eligible stockholders may nominate director candidates for inclusion in our proxy statement and proxy card. Proxy access may be used by a stockholder or a group of up to 20 stockholders who own at least 3% of our outstanding common stock continuously for at least three (3) years to nominate up to the greater of 20% of the Board of Directors or two directors. Proxy access is subject to certain limitations and requirements, including that we must receive a valid nomination notice with the requisite information and representations regarding both the nominating stockholders and the director candidates between 120 and 150 days before the anniversary of the date of mailing for the prior year’s proxy statement. The Board of Directors believes that this provision provides meaningful proxy access to stockholders while mitigating the risk of abuse and protecting the interests of all stockholders. The full text of this provision and each of its requirements appears in our Second Amended and Restated Bylaws, which is available as an exhibit to the Current Report on Form 8-K filed with the SEC on May 7, 2019.
Stockholder Proposals and Nominations. Stockholders who desire to (i) submit a proposal for consideration at a stockholders' meeting or (ii) nominate persons for election as directors at a stockholders' meeting without utilizing the proxy access provision noted above may do so by providing our company with written notice of the stockholder's intent to make such a proposal or nomination at least 90 days before the anniversary of the date of mailing of the notice for the prior year’s annual meeting. Each notice shall describe the proposal or nomination in sufficient detail for the proposal or nomination to be summarized on the agenda for the meeting. Among other things, the notice shall set forth:
• the name and address, as it appears on our books, of the stockholder who intends to make the proposal or nomination and the beneficial owner, if any, on whose behalf the nomination or proposal is made;
• a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination;
• whether the stockholder plans to deliver or solicit proxies from other stockholders; and
• the class and number of our shares which are beneficially owned by the stockholder.
In the case of a stockholder nomination, additional information must be included in the notice to our company, such as (i) the name and address of any person to be nominated, (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iii) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (iv) the consent of each nominee to serve as a Director of our company if so elected, and (v) such other information as is set forth in our Second Amended and Restated Bylaws, which are available as an exhibit to the Current Report on Form 8-K filed with the SEC on May 7, 2019.

Transactions with Related Persons
The Board of Directors recognizes that transactions between us and certain related persons present a heightened risk of conflicts of interest. It is our policy to have the Audit Committee review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related persons disclosure requirements (“Related Persons Transactions”). The Audit Committee is to review such transaction based upon the rules of Nasdaq and upon our ethics and governance guidelines. There were no Related Persons Transactions during the year ended March 31, 2020.
We have a Code of Business Ethics and Conduct, a copy of which is posted on the Investor Relations portion of our web page at www.commvault.com, which applies to all of our employees. The Code, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting employment or other activities in certain other businesses, soliciting clients for any other purpose or relationships that may be perceived as impairing the ability of the individual or our company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any complaints or concerns require disclosure to the Vice President, General Counsel or Vice President, Chief People Officer and, if warranted, to the Audit Committee or Nominations and Governance Committee.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Management
The following table shows, as of May 31, 2020, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each current director and nominee for director; (2) each named executive officer (defined below), and (3) all directors and current executive officers as a group. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options, restricted stock units (including performance-based stock units), and convertible securities held by the person which are exercisable, convertible or will vest within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options, vested in restricted stock units and converted all convertible securities, the person holds which are exercisable, convertible or will vest within 60 days, and that no other persons exercised any of their options, vested in any of their restricted stock units or converted any of their convertible securities.

	Shares of Common Stock Owned	Percent of Common Stock Outstanding
Directors
Nicholas Adamo	3,074	*
Martha H. Bejar	3,074	*
R. Todd Bradley (5)	—	—%
Keith Geeslin (1)	56,723	*
Vivie “YY” Lee	4,364	*
Sanjay Mirchandani	47,609	*
Charles E. Moran	3,074	*
Allison Pickens (5)	—	—%
Arlen Shenkman (5)	—	—%
Gary B. Smith (2)	42,369	*
David F. Walker (3)	39,035	*
Named Executive Officers that are not Directors
Brian Carolan (4)	260,824	*
Riccardo Di Blasio	8,204	*
All directors and named executive officers as a group	468,350	*

*	Less than 1%.

(1)	Includes options to acquire 24,500 shares of common stock which are exercisable within 60 days of May 31, 2020.

(2)	Includes options to acquire 32,000 shares of common stock which are exercisable within 60 days of May 31, 2020.

(3)	Includes options to acquire 24,500 shares of common stock which are exercisable within 60 days of May 31, 2020.

(4)	Includes options to acquire 180,053 shares of common stock which are exercisable within 60 days of May 31, 2020.

(5)	Ms. Pickens and Messrs. Bradley and Shenkman were elected as directors effective June 7, 2020.

Certain Other Stockholders

The following table sets forth, as of May 31, 2020 (except to the extent otherwise indicated), certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Common Stock Outstanding
Starboard Value LP (1) 777 Third Avenue, 18th Floor New York, NY 10017	4,616,000	10.0%
AllianceBernstein L.P. (2) 1345 Avenue of the Americas New York, NY 10105	2,514,233	5.4%
Renaissance Technologies LLC (3) 800 Third Avenue New York, New York 10022	2,502,387	5.4%
The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	4,022,148	8.7%
BlackRock, Inc. (5) 55 East 52nd Street New York, NY 10022	5,621,647	12.1%

(1)
Based solely on a Schedule 13D/A filed on April 9, 2020 by Starboard Value LP, except for Percent of Common Stock Outstanding. Further, based solely on a Schedule 13D/A filed on June 7, 2020 by Starboard Value LP, they reduced their shares of common stock owned to 4,316,000, or 9.3% of common stock outstanding.

(2)	Based solely on a Schedule 13G filed on February 18, 2020 by AllianceBernstein L.P., except for Percent of Common Stock Outstanding.

(3)	Based solely on a Schedule 13G filed on February 12, 2020, by Renaissance Technologies LLC, except for Percent of Common Stock Outstanding.

(4)	Based solely on a Schedule 13G/A filed on February 12, 2020, by The Vanguard Group, except for Percent of Common Stock Outstanding.

(5)	Based solely on a Schedule 13G/A filed on February 4, 2020, by BlackRock, Inc., except for Percent of Common Stock Outstanding.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the compensation of the following individuals who served as executive officers during the fiscal year ended on March 31, 2020 (the “named executive officers”).

Sanjay Mirchandani	President and Chief Executive Officer
Brian Carolan	Vice President and Chief Financial Officer
Riccardo Di Blasio	Vice President and Chief Revenue Officer

Mr. Mirchandani joined the company as President and Chief Executive Officer on February 5, 2019. Mr. Carolan has been with the company since 2001 and has served as Chief Financial Officer since 2012. Finally, Mr. Di Blasio joined the company as Chief Revenue Officer on May 14, 2019.

Executive Summary
We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of the company. Therefore, the philosophy and objectives in setting compensation policies for our named executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to attract and retain superior executive talent. The Compensation Committee strongly believes that executive compensation should align our executive officers’ interests with those of our stockholders by rewarding achievement of specific annual, long-term and strategic goals by our company, with the ultimate objective of enhancing long-term stockholder value.
Consideration of Prior Advisory Vote on Executive Compensation

We conduct an annual non-binding stockholder advisory vote on the compensation of our named executive officers. At our Annual Meeting of Stockholders held on August 22, 2019, approximately 51% of the votes cast on the stockholder advisory proposal to approve the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote) were voted in favor of their fiscal 2019 compensation. While this represented majority support of the proposal, the Board of Directors recognized that these results were less than satisfactory, particularly in light of the fact that this level of support represented a significant decrease from the historical levels of support for our Say-on-Pay proposal, which exceeded 90% for each of the prior three fiscal years.

The Board of Directors views the Say-on-Pay vote as an opportunity to receive feedback from our stockholders about our executive compensation program. In the lead-up to our 2019 Annual Meeting of Stockholders, representatives of the company contacted 28 of our 40 largest stockholders representing, in the aggregate, approximately 55% of our issued and outstanding shares to engage in a dialogue on our executive compensation program and other matters of common interest. During this outreach, we spoke either in person or by telephone with representatives of 15 of our stockholders representing, in the aggregate, approximately 31% of our issued and outstanding shares. Representatives of the company participating in these discussions included our General Counsel, Deputy General Counsel, Senior Director of Compensation and Benefits, Director of Investor Relations, and various Board members, including the Chairman of the Compensation Committee.
Following our 2019 Annual Meeting, and in recognition of the need to better understand the views of our stockholders on our executive compensation program, the Board of Directors directed our senior management to conduct a comprehensive outreach program to gain a better understanding of our stockholders’ views and concerns and to identify areas for improvement and enhancement within our executive compensation program. In September 2019, representatives of the company contacted 40 of our 50 largest stockholders representing, in the aggregate, approximately 76% of our issued and outstanding common stock to discuss the results of our Say-on-Pay vote as well as their views and concerns regarding our compensation practices and policies. This group of stockholders included some of the stockholders that we had contacted in August prior to the 2019 Annual Meeting. Representatives of 12 of our stockholders representing, in the aggregate, approximately 18% of our issued and outstanding shares accepted our offer to speak with them. Representatives of the company participating in these discussions included our General Counsel, Deputy General Counsel, Senior Director of Compensation and Benefits, and Director of Investor Relations.
From these discussions in August and September 2019, we learned that our stockholders were generally supportive of our approach to executive compensation. Several stockholders provided feedback and sought clarification and additional information regarding the terms and conditions of the separation agreement we entered into with Mr. Hammer in February 2019, which we believe was the primary factor behind the lower than expected voting results. In addition, some stockholders requested additional disclosure and clarity regarding various key design features of our incentive compensation programs for our named executive officers.

With respect to the separation agreement with Mr. Hammer, who served as our Chairman and CEO from 2004 through fiscal 2019, in February 2019, we entered into an agreement with him upon his departure from the company that provided for, among other things, the following:

•	continued vesting of his outstanding and unvested equity awards until fully vested;

•	his vested stock options to remain outstanding for their full contractual term; and

•	the settlement of outstanding performance-based equity awards after the end of each award’s performance period, subject to the achievement of the award’s performance requirements.

The separation agreement also included non-competition and non-solicitation covenants in favor of the company and, notably, did not include any cash component.

Upon approval of the continued vesting of Mr. Hammer’s outstanding and unvested equity awards, the company recorded an expense for financial reporting purposes in the amount of $12.2 million to reflect the modification of the terms of these awards. This non-cash accounting charge was also reported as addition compensation to Mr. Hammer’s in the company’s fiscal 2019 Summary Compensation Table.

The Compensation Committee considered the terms of Mr. Hammer’s separation agreement an efficient and reasonable approach for ensuring a smooth transition of the senior leadership of the company. By permitting the continued vesting of his outstanding and unvested equity awards, the agreement ensured the alignment of the interests of Mr. Hammer - a significant Commvault stockholder - with the ongoing performance of the company during the years following his departure. This continuation of vesting also enabled the company to avoid making any cash payments that would have been required under Mr. Hammer’s employment agreement in the event of his termination of employment other than for cause. Finally, in setting the terms of Mr. Hammer’s separation agreement, the Compensation Committee considered the prevalence among comparable companies of continued vesting of equity awards for retiring executives as well as continued vesting of equity awards in connection with a not-for-cause termination of employment of a Chief Executive Officer. The Compensation Committee considers the terms of Mr. Hammer’s separation agreement to be a unique, one-time, non-recurring event that is not reflective of our general compensation philosophy.

In addition to the feedback we received concerning Mr. Hammer’s separation agreement, both before and after the 2019 Annual Meeting, we also had dialogue regarding other areas of concern regarding our executive compensation program. The following table provides information about each of these areas of stockholder interest as well as a description of our actual and/or planned responses to these subjects:

Area of Stockholder Interest	What We Heard	Our Response
Structure of CEO New Hire Compensation Package	Some stockholders indicated that they were unable to fully understand the design features of the new hire equity awards granted to Mr. Mirchandani.
In August 2019, we filed supplemental proxy materials containing an additional discussion of the compensation package awarded to Mr. Mirchandani.
In this CD&A, we provide detailed information regarding the design and pending status of the performance-based equity awards granted to Mr. Mirchandani.

Short-Term Incentive Performance Measurement	Stockholders were unable to fully evaluate the rigor of our short-term incentive plan based on the disclosure provided.	In this CD&A, we provide detailed information regarding the threshold, target and maximum performance levels established for the fiscal 2020 Annual Incentive Plan for our named executive officers.
Long-Term Incentive Plan Design	Stockholders had questions regarding the key design features of our financial and relative TSR performance share awards.
In this CD&A, we provide detailed information about the design (including the terms and performance measurement methodology) of the performance share awards granted to our named executive officers in fiscal 2020.

Following our stockholder outreach program, senior management discussed the feedback received from our stockholders with the Board of Directors. In addition, the Compensation Committee obtained feedback, advice and recommendations on potential enhancements to our executive compensation program disclosure from its compensation consultant, Compensia. The Compensation Committee also reviewed the company’s performance, the compensation and disclosure practices of its peers and other materials regarding executive compensation. These actions led to the responses set forth in the foregoing table.

We value the opinion of our stockholders. Going forward, the Board of Directors and the Compensation Committee will continue to consider the result of the Say-on-Pay vote, as well as feedback received throughout the year from our stockholders, when making compensation decisions for our executive officers, including our named executive officers. Moving forward, our primary focus for fiscal 2021 and future years is to ensure that our executive compensation decisions remain appropriate as we continue to grow and evolve, as we have done since we became a public company.

Pay for Performance
We believe our executive compensation program has been designed to pay for performance and is aligned with the long-term value of Commvault. We believe the charts below demonstrate the correlation between our performance and the compensation we paid to our former Chairman, President and CEO, Mr. Hammer, prior to his retirement from the company in 2019, as well as the correlation between our performance and the executive compensation package for our new CEO, Mr. Mirchandani, beginning in fiscal 2020.

1)	Fiscal 2019 equity awards represent $12 million of modification expense for our former CEO's stock options and awards.

2)	Reflects the aggregate grant date fair value of stock option and restricted stock unit awards computed in accordance with FASB ASC Topic 718.

3)	Reflects non-equity cash incentive plan compensation. See heading below labeled “Non-Equity Incentive Plan Compensation” for more details.

4)
Non-GAAP EBIT (or non-GAAP income from operations) is defined as income from operations excluding noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards, as well as restructuring costs and costs related to a non-routine shareholder matter. In fiscal 2020, Commvault also excluded transaction costs related to the acquisition of Hedvig Inc. (“Hedvig”), the noncash amortization of intangible assets, certain costs related to key employees of Hedvig and the net change in fair value of the contingent consideration associated with the purchase of Hedvig from its non-GAAP results. Commvault believes that non-GAAP EBIT is a useful metric for management and investors because it compares Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term incentive plans, Commvault does not consider such expenses that are excluded in the computation of non-GAAP EBIT. See heading below labeled “Reconciliation of GAAP to Non-GAAP Financial Measures” for the detailed calculation of non-GAAP EBIT.

5)	Reflects the market price of our common stock on the last business day of the fiscal year.

Mix of Compensation Elements. Our fiscal 2020 executive compensation program consists of three principal elements: base salary, non-equity cash incentive awards, or cash bonuses and long-term equity-based incentive awards. The chart below illustrates the mix of compensation components for our CEO for fiscal 2020. Consistent with our pay for performance philosophy, the majority of our CEO's target total direct compensation in fiscal 2020 consisted of incentive awards, particularly long-term equity-based incentive awards. By using a significant equity-based compensation element, we believe we create an incentive for our CEO to create long-term stockholder value.

(1) “Other Compensation” is primarily related to one-time relocation and transition costs.

Fiscal 2020 Financial Highlights. Fiscal 2020 revenues were $670.9 million, a decrease of 6% from fiscal 2019. In addition, non-GAAP income from operations for fiscal 2020 was $87.5 million. The following table sets forth our financial results in fiscal 2020 in terms of total revenue, non-GAAP EBIT and non-GAAP diluted earnings per share, which the Compensation Committee takes into account when making compensation decisions.

	Fiscal 2020	Fiscal 2019	% Change 2019 to 2020
Revenue (in thousands)	$670,885	$710,957	(6)%
Non-GAAP Income from Operations (EBIT) (in thousands)	$87,492	$111,928	(22)%
Non-GAAP Diluted Earnings per Share (EPS) (1)	$1.45	$1.80	(19)%
Stock Price (on last business day)	$40.48	$64.74	(37)%

1)
Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards, as well as restructuring costs and costs related to a non-routine shareholder matter. In fiscal 2020, Commvault also excluded transaction costs related to the acquisition of Hedvig, the noncash amortization of intangible assets, certain costs related to key employees of Hedvig and the net change in fair value of the contingent consideration associated with the purchase of Hedvig from its non-GAAP results. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 27% in both fiscal 2020 and fiscal 2019. We believe that the use of a non-GAAP tax rate is a useful measure as it allows management and stockholders to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate. See heading below labeled “Reconciliation of GAAP to Non-GAAP Financial Measures” for the detailed calculation of Non-GAAP EPS.

Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” section of this Compensation Discussion and Analysis for additional information about our non-GAAP financial measures.

Performance Measures

The performance measures selected by our Compensation Committee for determination of the CEO’s cash bonus and applicable components of senior management’s equity compensation were revenue and non-GAAP EBIT targets because of its belief that they were the most relevant measures of our company’s financial performance at the time and are a good measure of stockholder value. In fact, as part of our regular stockholder engagements, it is the case that stockholders typically focus on our revenue and non-GAAP EBIT performance as the best measurement of our performance. Further, in our public communications (including on earnings calls), our disclosures typically reference revenue and non-GAAP EBIT performance measures, in addition to our GAAP measures, as measurements of how we view our own performance. In other words, these metrics are most closely tied to how we manage the business. In making its determination, our Compensation Committee took into consideration that our CEO owns a significant stock position in the Company, thus aligning his interests in stock price performance with those of other stockholders.

Because our Compensation Committee believes that revenue and non-GAAP EBIT targets are the most relevant measures of the Company’s financial performance, it has chosen to use such metrics for both the cash bonus for our CEO and certain components of senior management’s equity compensation to further drive stockholder value. In that regard, the Compensation Committee believes that it has established aggressive performance goal targets. The rigor of our metrics and aggressive performance goal targets are evidenced by our former CEO’s recent performance against the targets prior to his retirement in 2019. Our former CEO’s average attainment was 60% (92%, 53%,132%, 0% and 21% in fiscal 2019, 2018, 2017, 2016 and 2015, respectively). During fiscal 2020, Mr. Mirchandani's attainment was 0%. In fiscal 2016, the Compensation Committee expanded the performance measures to include Total Shareholder Return (“TSR”). A significant portion of the restricted stock units awarded to the CEO and other senior executives are contingent on the performance of our stock against the Russell 3000 index over the next three years.

The following tables show our company’s recent performance against the measures used to determine the CEO cash bonus and applicable components of senior management’s equity compensation:

Performance Vesting RSUs / CEO Cash Bonus Financial Performance
Grant	May 2016 (Fiscal 2017)	May 2017 (Fiscal 2018)	May 2018 (Fiscal 2019)	May 2019 (Fiscal 2020)

Revenue Achievement	102%	98%	61%	0%
Non-GAAP EBIT Achievement	110%	79%	139%	0%
Payout % Based on Scale	132%	53%	92%	0%

Performance Vesting RSUs - Total Shareholder Return (TSR)
Grant	May 2016	May 2017	May 2018	February 2019(1) - New CEO	May 2019
Actual Vest %:
First Annual Tranche	111%	159%	0%	N/A (2)	96%
Second Annual Tranche	143%	98%	71%	TBD	TBD
Third Annual Tranche	99%	96%	TBD	TBD	TBD
(1) This market-based award was granted to Mr. Mirchandani, our current CEO, as part of his new hire grant.
(2) The first tranche of Mr. Mirchandani's awards vest upon the second anniversary.

The Compensation Committee also considered the appropriate time horizon for the performance measures used in the CEO compensation plan and determined that single year performance metrics, and a three-year vesting period, were most appropriate in light of the other components of the CEO compensation plan. In making its determination, our Compensation Committee took into consideration the Company’s use of multi-year vesting periods for equity awards (generally three years) to emphasize a longer-term perspective and the frequency of such awards, which historically and currently are awarded as part of the CEO’s compensation on a yearly basis. Due to the recurring nature of these grants on a yearly basis and their accompanying performance measures in the following year’s financial results, our Compensation Committee believes that multi-year performance measures tied to a single equity grant are less relevant. We believe that the multiple-year vesting requirements also serve an important retention purpose, as our CEO must remain employed, absent a change in control or termination without cause, for the full vesting period in order to receive the benefits of these awards. As described below, the compensation package for our new CEO has been aligned with these guidelines.

Compensation Philosophy and Objectives

As a technology company, we operate in an extremely competitive and rapidly changing industry. The Compensation Committee’s philosophy and objectives in setting compensation policies for our executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to attract and retain superior executive talent. The Compensation Committee strongly believes that executive compensation should align our executive officers’ interests with those of our stockholders by rewarding achievement of specific annual, long-term and strategic goals of our company, with the ultimate objective of enhancing long-term stockholder value.
The specific goals that our current executive compensation program rewards are focused primarily on revenue growth and profitability, as the Compensation Committee believes that revenue growth and profitability are the most direct drivers of long-term stockholder value creation. To that end, the Compensation Committee believes that the executive compensation packages provided by our company to our executive officers should include a mix of both cash and equity-based compensation that reward performance as measured against pre-established goals. As a result, the principal elements of our executive compensation are base salary, annual cash bonus, long-term equity incentives generally in the form of restricted stock units and performance-based stock units and certain post-employment compensation arrangements.

Our goal is to maintain an executive compensation program that will fairly compensate our executive officers, attract and retain qualified executive officers who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives officers’ long-term interests with those of our stockholders. Decisions with respect to the total compensation for our executive officers are based primarily upon an assessment of each individual’s performance and the potential to enhance long-term stockholder value. Often, judgment is relied upon, rather than rigid guidelines or formulas, in determining total compensation and the amount and mix of compensation for each executive officer. Factors affecting such judgment include performance compared to strategic goals established for the individual and our company at the beginning of the year, the nature and scope of the executive officers' responsibilities, effectiveness in leading initiatives to achieve corporate goals and conducting all activities in a manner consistent with our core company values.

Compensation Decision-Making

Role of Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee is responsible for setting the compensation of our CEO and also reviewing and approving our CEO’s recommendations relevant to the compensation of our other executive officers. Our CEO, Chief Financial Officer and Chief Human Resources Officer support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Compensation Committee has authority under its charter to engage outside advisors and experts for advice as appropriate.

Role of the Compensation Consultant

During fiscal 2020, our management and the Compensation Committee jointly engaged the services of Compensia, Inc. (“Compensia”), a national compensation consulting firm, as its independent compensation consultant to provide advice on matters relating to the compensation of our executive officers and non-employee directors. Compensia provided the Compensation Committee with an analysis of industry sector competitive market data regarding executive compensation, information on compensation trends, and peer group and general market data, as well as assistance with the parameters used to determine the peer group, base salary, incentive plan design and the structure of our executive compensation program.

Compensia did not provide any services to us other than the consulting services to the Compensation Committee. The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The Compensation Committee has evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in the SEC rules and the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee did not raise any conflict of interest.

Peer Analysis of Executive Compensation

During fiscal 2019, the company and our Compensation Committee jointly engaged Compensia to conduct a competitive market analysis for purposes of structuring our base salary, annual cash bonus and long-term equity incentive plan program. The Compensation Committee and management used the data from this analysis to ensure that our executive compensation program was optimally structured to retain our highly experienced executive management team, to keep management focused during our expected period of growth, to motivate management to maximize stockholder value and to align our compensation practices with comparable technology industry companies.

In December 2018, the Compensation Committee reviewed the peer group used for executive compensation decision-making as part of its annual review of the peer group. In developing the peer group, the Compensation Committee targeting U.S.-headquartered companies within a similar industry and of a similar size as the company. In particular, the Compensation Committee targeted direct competitors and other business application software companies. The peer companies were also evaluated based on the following financial criteria:

•	Revenue: Target between approximately $355 million and $1.8 billion (0.5x to 2.5x the company’s trailing 12-month revenue); and

•	Market Capitalization: Target between $800 million and $8 billion (03.x to 3.0x the company’s market capitalization)

The companies included in the peer group were ACI Worldwide; Aspen Technology; Blackbaud; Bottomline Technologies; Box; Cornerstone OnDemand; Fair Isaac; FireEye; Manhattan Associates; MicroStrategy; NetScout Systems; Nutanix; Paylocity Holding; Pegasystems; Progress Software; Pure Storage; SecureWorks; and The Ultimate Software Group.

The Compensation Committee utilized this peer group for compensation decisions throughout fiscal 2020. The company and the Compensation Committee review this peer group annually and make changes as needed to ensure its appropriateness for future decisions.

Components of Executive Compensation

The principal components of compensation for our executive officers are:

•	Base salary;

•	Non-equity incentive plan compensation;

•	Long-term equity incentive awards; and

•	Other benefits.

Base salary

We provide our executive officers with a base salary to compensate them for services rendered during the fiscal year. We believe that our base salaries are competitive and the Compensation Committee generally compares our executive officer base salaries to the 30th - 80th percentile of the competitive market data provided by its compensation consultant. The Compensation Committee compares this range, allowing for compensation at the upper reaches where appropriate, because executive compensation in the technology industry is intensely competitive and some of our competitors are larger organizations that compensate their executives at higher levels than organizations of our size. Due to the intense competition to both attract and retain talent, the Compensation Committee believes it is appropriate to target compensation for our executive officers at these levels. In some circumstances, such as the need to retain key individuals, to recognize roles that were larger in scope or accountability than standard market positions and/or to reward individual performance, we may need to provide base salaries that exceed this range.

Salary levels are typically reviewed annually as part of our performance review process as well as upon a promotion or other change in job responsibility. In addition to considering the competitive market analysis prepared by Compensia, the Compensation Committee considered the scope of and accountability associated with each executive officer’s position; the performance of each executive officer since the last annual review (in the case of Mr. Carolan); and the overall experience of each executive officer when approving the base salary levels of our executive officers for fiscal 2020. Mr. Mirchandani's annual base salary for fiscal 2020 was set pursuant to the terms of his employment agreement. No adjustment was made to Mr. Carolan’s annual base salary for fiscal 2020. Mr. Di Blasio’s annual base salary was determined when he joined the company in May 2019 based on his arm’s length negotiations with the Compensation Committee and its consideration of factors including competitive market data from the analysis of the peer group described above, the current compensation arrangements of the other executive officers and the appropriate internal parity among the executive officers, and Mr. Di Blasio’s experience. The table below shows the fiscal 2019 and 2020 base salary rates, as applicable, for each named executive officer:

Name and Principal Position Held	Fiscal 2020 Salary($)(1)	Fiscal 2019 Salary($) (1)	Amount of Increase($)	Percentage Increase(%)
Sanjay Mirchandani President and Chief Executive Officer	500,000	500,000	0	0%
Brian Carolan Vice President and Chief Financial Officer	397,000	397,000	0	0%
Riccardo Di Blasio Vice President and Chief Revenue Office	430,000	N/A	N/A	N/A

(1)	Base salaries were effective since February 2019 for Mr. Mirchandani and May 2019 for Mr. Di Blasio.

Non-Equity Incentive Compensation Plan

Non-equity incentive compensation plans are designed to reward our executive officers for their performance as measured against key corporate goals and objectives. During fiscal 2020, Messrs. Mirchandani and Carolan each participated in the Commvault Annual Incentive Plan (the “Fiscal 2020 AIP”) pursuant to which participants were eligible to earn a cash bonus based on our achievement of corporate financial goals and, for select participants, an evaluation of individual performance (management by objective or “MBOs”). Mr. Mirchandani’s fiscal 2020 target annual cash bonus opportunity was based 100% on our corporate financial performance, while Mr. Carolan’s target annual cash bonus opportunity was based 80% on our corporate financial performance and 20% on his individual MBOs.

Target Annual Non-Equity Incentive Plan Opportunities

In May 2019, the target cash bonus opportunities for Messrs. Mirchandani and Carolan for purposes of the Fiscal 2020 AIP were approved by the Compensation Committee after considering the competitive market analysis prepared by Compensia; the scope of and accountability associated with each executive officer’s position; the performance of each executive officer since his last annual performance review (in the case of Mr. Carolan); and the overall experience of each executive officer. As provided under his employment agreement, Mr. Mirchandani was eligible for a target annual cash bonus opportunity equal to 100% of his $500,000 ending fiscal 2020 base salary. Mr. Carolan was eligible for a target annual cash bonus opportunity equal to 60% of his $397,000 ending fiscal 2020 base salary. Potential cash bonus payments under the Fiscal 2020 AIP could range from zero to 200% of their target annual cash bonus opportunity.

Corporate Performance Measures

In May 2019, the Compensation Committee selected revenue and non-GAAP EBIT as the corporate performance measures for purposes of the Fiscal 2020 AIP. These performance measures were selected because the Compensation Committee believes that, at this stage of our development, our revenue growth and profitability are the most relevant measures of our company’s financial performance and the measures most closely correlated to increasing stockholder value. In fact, in the course of our regular stockholder engagements, our stockholders typically focus on our revenue and non-GAAP EBIT performance as the best indicators of our overall performance. Further, in our public communications (including on earnings calls), our disclosures typically reference our revenue and non-GAAP EBIT performance results, in addition to our GAAP performance results, as measures of how we view our own performance. In other words, these metrics are most closely tied to how we manage our business.

For purposes of the Fiscal 2020 AIP, non-GAAP EBIT was calculated as described in “Pay for Performance” above.

For purposes of the Fiscal 2020 AIP, the Compensation Committee set the various performance levels for these corporate performance measures and payout amounts for each performance level as follows:

Corporate Performance Measure	Threshold Performance (50% of Target Payout)($)	Target Performance (100% of Target Payout)($)	Maximum Performance (200% of Target Payout)($)
Revenue (in thousands)	672,300	747,000	821,700
Non-GAAP EBIT (in thousands)	100,875	134,500	168,125

In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payout percentage was to be calculated between each designated segment on a linear basis.

The Compensation Committee believed that our revenue and profitability performance goals were aggressive and not easy to achieve because they were based on growth objectives that were higher than the industry average. Consequently, the target levels for these measures were only achievable as the result of performance that exceeded industry averages.

The Compensation Committee weighted the corporate performance measures differently for Messrs. Mirchandani and Carolan. The weighting of each performance measure as a component of their target annual cash bonus opportunities was as follows:

	Revenue	Non-GAAP EBIT	MBOs
Mr. Mirchandani	70%	30%	N/A
Mr. Carolan	50%	30%	20%

In November 2019, the Compensation Committee reconsidered certain aspects of performance measures to take into consideration recent company events. The organization was going through dramatic changes as a result of the change in leadership. Since the start of fiscal year 2020, Commvault share prices had declined, and financial performance had not met expectations. While we believed we were making the right changes to re-ignite responsible growth for the longer-term, near-term results had suffered. Lower fiscal year 2020 results and lagging stock performance therefore put pressure on executive rewards.

In order for our rewards portfolio to supports the behaviors needed from the leadership team, the Compensation Committee determined to replace the performance levels for the performance measures under the Fiscal 2020 AIP with revised target levels relating to our performance for the second half of fiscal 2020 (that is, from October 1, 2019 through March 31, 2020). The revised performance levels for these performance measures and payout amounts for each performance level were as follows:

Corporate Performance Measure	Threshold Performance (50% of Target Payout)($)	Target Performance (100% of Target Payout)($)	Maximum Performance (200% of Target Payout)($)
Revenue (in thousands)	329,130	365,700	402,270
Non-GAAP EBIT (in thousands)	50,400	67,200	84,000

Like our full fiscal year performance levels, the Compensation Committee believed that our revenue and profitability performance goals for the second half of fiscal 2020 were aggressive and would not be easy to achieve.

Fiscal 2020 Annual Non-Equity Incentive Plan Compensation Decisions

In May 2020, the Compensation Committee determined that, for the second half of fiscal 2020, our revenue was $341.1 million and our non-GAAP EBIT was $47.2 million. From there, the Compensation Committee determined that we had achieved 93% of the target performance level for revenue and 70% of the target performance level for non-GAAP EBIT. Based upon these results, the Compensation Committee determined that the payout percentage based on our fiscal 2020 revenue performance was 66% and that the payout percentage based on our fiscal 2020 non-GAAP EBIT performance was zero.

Pursuant to his employment agreement, Mr. Mirchandani’s cash bonus for fiscal 2020 was not to be less than 50% of his target annual cash bonus opportunity. As a result, and after taking into consideration our level of attainment of the corporate performance measures under the Fiscal 2020 AIP, Mr. Mirchandani received a cash bonus that was 50% of his target annual cash bonus opportunity, resulting in a cash bonus payout in the amount of $250,000.

In finalizing Mr. Carolan’s cash bonus, Mr. Mirchandani and the Compensation Committee considered his individual performance during fiscal 2020 and his level of achievement of his MBOs. Mr. Mirchandani and the Compensation Committee did not use a specific formula or apply specific weightings when determining the portion of his bonus attributable to his MBOs. After taking into consideration the recommendation of Mr. Mirchandani, the Compensation Committee determined that Mr. Carolan earned a cash bonus that was 70% of his target annual cash bonus opportunity (based on a 66% level of attainment of our revenue performance measure (weighted 50%) and a 185% level of attainment of his individual MBOs (weighted 20%)). This resulted in a cash bonus payout in the amount of $166,740. In reaching this decision, our Compensation Committee noted that Mr. Carolan worked closely during the year with Mr. Mirchandani to lead company-wide efforts focused on strategic initiatives as well as resource and related investment decisions. During fiscal 2020, Mr. Carolan continued to lead the Company’s significant initiative related to the transition to subscription pricing and lead the maintenance and support renewals team. Mr. Carolan also has responsibility over certain administrative functions, such as IT operations, and oversaw our worldwide facilities in over 40 countries during fiscal 2020.

Mr. Di Blasio - Fiscal 2020 Non-Equity Compensation Plan Target

Our Chief Revenue Officer, Riccardo Di Blasio, was eligible for a cash bonus under the Fiscal 2020 AIP with a target value of $330,000. This target cash bonus opportunity was equal to approximately 77% of his $430,000 ending fiscal 2020 base salary.
Mr. Di Blasio’s bonus opportunity was subject to the same performance measures and performance levels as the other named executive officers participating in the Fiscal 2020 AIP but included quarterly goals and payouts, rather than an annual goal and a single payout. His fiscal 2020 target cash bonus opportunity was based on the following components: quarterly attainment related to worldwide total revenue, attainment related to worldwide non-GAAP EBIT for the second half of the fiscal year, and quarterly attainment related to MBOs. Mr. Di Blasio’s fiscal 2020 target cash bonus opportunity was weighted 50% to total revenue, 30% to non-GAAP EBIT; and 20% to his individual MBOs.

The Compensation Committee believes that the performance targets set for Mr. Di Blasio for total revenue and non-GAAP EBIT were challenging and required substantial effort to be attained. Mr. Di Blasio’s target cash bonus opportunity included quarter over quarter sequential growth targets for total revenue that the Compensation Committee believed were important to sustain consistent revenue growth over prior year actual results.

The portion of Mr. Di Blasio’s target cash bonus that were attributable to the total revenue and non-GAAP EBIT performance measures was to be awarded using a sliding payout scale, based on the actual level of attainment each individual measure. The following tables set out the relationship between each performance measure’s attainment level and the bonus amount to be awarded. The table relating to total revenue sets forth the amounts to be awarded on a quarterly basis during fiscal 2020, which the table relating to non-GAAP EBIT sets forth the amount to be awarded after the end of fiscal 2020 (subject to a quarterly draw equal to 80% of one-quarter of his target cash bonus opportunity attributable to this performance measure).

Total Worldwide Revenue		EBIT
Target Achieved	Non-Equity Compensation Awarded	Target Achieved	Non-Equity Compensation Awarded
0%	0%	0%	0%
90%	50%	75%	50%
100%	100%	100%	100%
110%	200%	125%	200%

The attainment level for Mr. Di Blasio’s MBOs was to be paid out based on the percentage of the MBOs achieved.

The maximum cash bonus payable to Mr. Di Blasio was 200% of the target performance levels for total revenue and non-GAAP EBIT. No quarterly payment was to be awarded for less than 90% achievement with respect to the applicable target for quarterly total revenue. Similarly, no annual payment was to be awarded for less than 75% achievement with respect to the target for non-GAAP EBIT for the second half of fiscal 2020 (which was the threshold amount of second half non-GAAP EBIT of $50.4 million). Through the first three quarters of fiscal 2020, the draws described above related to the non-GAAP EBIT performance measure were paid quarterly in advance of calculating the results for the second half of the fiscal year. Our non-GAAP EBIT results for the second half of the year did not meet the 75% achievement threshold level, so no bonus payments attributable to this performance measure were awarded for the fourth quarter of fiscal 2020. The quarterly draws paid to Mr. Di Blasio were not recouped.

Mr. Di Blasio’s quarterly payments for our total revenue performance and his level of MBO achievement averaged $42,910 per quarter (or $171,600 for the entire fiscal year) and his payment for our non-GAAP EBIT performance totaled $59,400 for the entire fiscal year. Accordingly, Mr. Di Blasio was awarded $231,000 or 70% of his target bonus award for fiscal 2020.

Long-Term Equity Incentive Awards

We currently provide long-term equity incentive compensation pursuant to our 2016 Incentive Plan, which is designed to provide employees, directors and other service providers with appropriate incentives to perform in a superior manner and to achieve long-range goals and to align the interests of plan participants with those of stockholders. The 2016 Incentive Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, full value awards (including restricted stock awards, restricted stock units (including performance-based stock units), and performance stock awards) based on, or related to, shares of our company’s common stock and cash incentive awards which are contingent on performance. As of March 31, 2020, we have only granted restricted stock units (“RSUs”) and performance-based stock units (“PSUs”) under the 2016 Incentive Plan to our executive officers (and not other types of awards such as options). We previously granted stock options under a prior stock incentive plan. We anticipate that future grants under the 2016 Incentive Plan will continue to be limited to RSUs and PSUs.

We account for the equity awards granted to all of our employees under ASC 718, Compensation - Stock Compensation, which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including our executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair value on the grant date.

Generally, a significant equity award is granted to a new executive officer when that executive officer commences employment. The size of each award is set at a level that we believe is appropriate to create a meaningful opportunity for stock ownership based upon our company’s grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual and all equity awards granted to our executive officers are approved by the Compensation Committee.

Thereafter, when follow-on equity awards are granted, each executive officer’s performance during the prior fiscal year is evaluated, as well as our overall corporate financial performance and such performance is taken into account when determining these equity awards. We generally grant follow-on equity awards on an annual basis. The terms of the award and the number of shares granted are established to ensure a meaningful incentive to remain an employee of our company. The annual long-term equity incentive awards granted to our executive officers during fiscal 2020 were granted in May 2019 and was considered to be our fiscal 2020 long-term equity incentive award.

In anticipation of this equity award granted in May 2019, the Compensation Committee reviewed the competitive market analysis prepared by Compensia to obtain comparable market data primarily related to the grant date fair value of the equity awards granted to similarly-situated executives at the companies in the peer group. The long-term equity incentive awards granted in May 2019 were generally targeted around the 60th percentile of this competitive market data.

In May 2019, our named executive officers were granted annual equity awards consisting of a mix of time-vesting RSUs and PSUs, with the terms and conditions as described below.

Time Vesting RSUs	Vest 33% on the first anniversary of the grant date and an additional 8.375% each fiscal quarter thereafter until fully vested.
Financial PSUs
Recipient may earn up to 200% of target based on 1-year revenue and non-GAAP EBIT goals for fiscal 2020.

Earned shares, if any, vest 33% on the first anniversary of the grant date and an additional 8.375% each fiscal quarter thereafter until fully vested.

Relative TSR PSUs
Recipient may earn up to 200% of target based on performance relative to the components of the Russell 3000 Index over equally weighted 1-, 2- and 3-year performance periods.

Earned shares, if any, vest at the end of each applicable performance period.

The Compensation Committee determined that the aggregate economic value of the equity awards granted to our named executive officers should be $4.9 million in the case of Mr. Mirchandani, $2.0 million in the case of Mr. Carolan, and $1.5 million in the case of Mr. Di Blasio. In determining the number of shares granted to each named executive officer, the Compensation Committee considered the target value of the award and converted that amount to a number of shares based on the 20-day average closing price of our common stock prior to the grant date. The number of RSUs and PSUs granted to our named executive officers reflected an allocation equal to 50%, with the remaining 50% of the target award value allocated to performance-based awards for our CEO and other named executive officers, respectively. Based on the competitive market analysis prepared by Compensia, this weighting exceeds the average of the companies in our compensation peer group and reinforces a strong pay-for-performance culture at the company. The number of shares of common stock granted to our named executive officers as time-vested and performance-based equity awards for fiscal 2020 was as follows:

	# of Restricted Stock Units	# of Financial PSUs (Target)	# of Relative TSR PSUs (Target)
Mr. Mirchandani	34,155	33,151	33,151
Mr. Carolan	19,287	9,041	9,041
Mr. Di Blasio	14,566	6,278	6,278

Included in the restricted stock units above, Mr. Di Blasio was granted a “sign-on” RSU award with a target value of $100,000. This award, which was for 2,009 shares, “cliff” vests in full on the one-year anniversary of the grant date. Additionally, Messrs. Carolan and Di Blasio were granted additional performance-based RSUs in November 2019. These awards are described in more detail below.

Relative TSR PSUs

The relative TSR PSUs granted to our named executive officers in fiscal 2020 are earned and vest based on our total stockholder return measured relative to the components of the Russell 3000 Index. The payout schedule for the relative TSR PSUs is as follows:

Relative TSR Percentile Rank	% of Target PSU Earned
< 25th	0%
25th	50%
50th	100%
75th	150%
85th	200% (max)
Scale is linear between shown points and units earned cannot exceed 100% of target if the Company’s stock price declines.

Performance is measured during three equally weighted, independent performance-periods of 1-, 2- and 3-years following the grant date. Earned shares for each performance period, if any, will vest following certification of our results by the Compensation Committee. For the 1-year performance period ending May 14, 2020, our total stockholder return of -26.50% was positioned at the 48th percentile of the benchmark. As a result, the Compensation Committee certified a payout equal to 96.18% of target for the 1-year performance period.
Financial PSUs
The Financial PSUs granted to our named executive officers in fiscal 2020 were eligible to be earned based on our level of achievement of revenue and non-GAAP EBIT goals measured over a one-year performance period. The number of PSUs earned was to be determined by the Compensation Committee upon completion of the one-year performance period after taking into consideration our actual revenue and non-GAAP EBIT performance relative to pre-established threshold, target and maximum levels of achievement. The performance measures for the fiscal 2020 PSUs were weighted 70% to the revenue goal and 30% to the non-GAAP EBIT goal.
At the beginning of fiscal 2020, the Compensation Committee approved revenue and non-GAAP EBIT target levels of $747 million and $134.5 million, respectively. The levels of performance required to earn the target number of Financial PSUs was approved by the Compensation Committee at the time of grant as follows:

	Threshold 50% of Target Payout	Target 100% of Target Payout	Maximum 200% of Target Payout
Revenue Performance (% of Target)	90%	100%	110%
Non-GAAP EBIT Performance (% of Target)	80%	100%	120%

Any share earned based on our actual one-year financial performance were to vest 33% on the first anniversary of the grant date and an additional 8.375% each fiscal quarter thereafter until fully vested.

After the end of the fiscal year, the Compensation Committee evaluated our revenue and non-GAAP EBIT performance for fiscal 2020. The Compensation Committee determined that our actual non-GAAP EBIT for fiscal 2020 was $87.5 million, which was equal to 65.0% of the pre-established target achievement level for this measure and below the threshold achievement level. As a result, the fiscal 2020 PSUs granted to our named executive officers that were attributable to our non-GAAP EBIT goal were forfeited.

The Compensation Committee also determined that our actual revenue for fiscal 2020 was $670.9 million, which was equal to 89.8% of the pre-established target achievement level for this measure. As a result, the fiscal 2020 PSUs granted to our named executive officers that were attributable to our revenue goal were forfeited.

November 2019 Financial PSUs

In November 2019, our Compensation Committee evaluated the compensation of our named executive officers (other than our CEO) in the context of our retention objectives, our pay-for-performance compensation philosophy, and the potential realizable value associated with outstanding unearned incentive-based compensation. Following this analysis, the Compensation Committee approved the grant of PSU awards to Messrs. Carolan and Di Blasio intended to reinforce retention and provide further motivation by creating a financial incentive for achieving goals tied to the forecast for our financial performance for the second half of fiscal 2020.

The target number of PSUs granted to Messrs. Carolan and Di Blasio was 3,255 and 2,260, respectively. The awards provided an opportunity to earn up to 200% of the target number of shares based on our level of achievement of revenue (weighted 70%) and non-GAAP EBIT (weighted 30%) during the second half of fiscal 2020. In November 2019, the Compensation Committee approved revenue and non-GAAP EBIT target levels of $365.8 million and $67.5 million, respectively, for the second half of the fiscal year. The levels of performance required to earn the target number of PSUs approved by the Compensation Committee was the same as for the Financial PSUs granted in May 2019.

Following the end of the year, the Compensation Committee evaluated our revenue and non-GAAP EBIT performance for the second half of fiscal 2020 and determined that the awards were earned at 46% of the target performance level. Thus, Messrs. Carolan and Di Blasio earned 1,497 shares and 1,040 shares respectively. The earned shares vest 33% on the first anniversary of the grant date and quarterly thereafter over the following two years, for a total vesting period equal to three years following the grant date.

Mr. Mirchandani’s Performance-Based Stock Unit Award

As part of the new hire equity awards granted in connection with his appointment as our CEO in February 2019, Mr. Mirchandani was granted a PSU award for 46,467 shares of our common stock that is to be earned and vest based on the performance of the company’s total stockholder return as measured against the Russell 3000 Index over a three-year period. Performance is to be measured over a two-year performance period (weighted 67%) ending on February 5, 2021, the second anniversary of the date of grant, and a three-year performance period (weighted 33%) ending on February 5, 2022, the third anniversary of the date of grant. Earned shares for each performance period, if any, will vest following certification of our results by the Compensation Committee following the completion of the two-year and three-year performance periods.

We anticipate that we will continue to grant long-term equity incentive awards to our executive officers on an annual basis at the discretion of the Compensation Committee. We have no program, plan or practice to coordinate the grant of equity awards with the release of material non-public information. We believe that the resulting overlapping vesting schedule from equity awards made in prior years, together with the number of shares subject to each award, help provide meaningful retention incentives for our executive officers and enhance stockholder value over time.

Other benefits

Our executive officers participate in benefit programs that are substantially the same as all other eligible employees of our company. These benefits include a 50% matching contribution on the first 4% of eligible pay contributed to our 401(k) plan starting January 1, 2012.

Our executive officers are also eligible to participate in our Employee Stock Purchase Plan (the “ESPP”). The ESPP is a stockholder approved plan under which substantially all employees may purchase the company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee’s payroll deductions under the ESPP are limited to 10% of the employee’s salary and employees may not purchase more than $25,000 of stock during any calendar year. Messrs. Mirchandani and Carolan participated in the ESPP in fiscal 2020 and received nominal benefits related to the 15% discount on the purchase price of the Company’s common stock. Mr. Di Blasio did not participate in the ESPP during fiscal 2020.

Change in Control Severance

We have entered into change-in-control agreements with each of our named executive officers. We entered into these arrangements to acknowledge the respective individual’s importance to us and our stockholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes. As more fully described in the section entitled “Employment Agreements” below, these agreements entitle our named executive officers to payments and benefits only if his employment is terminated without “cause,” or by him as a result of a “good reason,” within the two-year period following the change in control of the company. The Compensation Committee believes that this “double-trigger” structure provides an appropriate balance between the corporate objectives described above and the potential compensation payable upon a change of control.

Stock Ownership Guidelines and Hedging Prohibition

We currently require our independent directors and our CEO to acquire an equity ownership interest in our common stock within five years of the date of our adoption of the policy (or five years from the date that they first became a director or CEO, as applicable) that, in the case of the independent directors is equal to five times their base annual retainer, or in the case of our CEO is equal to five times his current annual base salary. The Compensation Committee is satisfied that this level of equity ownership among our independent directors and our CEO, and the equity ownership interests of our other directors and executive officers, is sufficient to provide motivation and to align these groups' interests with those of our stockholders.

We also have a policy that prohibits employees and directors from engaging in any hedging transactions, which are transactions that allow the holder to continue to own stock but without the full risks and rewards of ownership. When the holder no longer has the full risks and/or rewards of ownership, they may no longer have the same objectives as the Company and our other stockholders, and therefore such transactions are prohibited.

Compensation Recovery and Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Compensation Committee believes that this issue is best addressed when the need actually arises and all of the facts regarding the restatement are known.

Deductibility of Executive Compensation

Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to each of the company’s principal executive officer, principal financial officer and the company’s three next most highly compensated executives (“covered employees”). The Tax Reform and Jobs Act of 2017 (the “Act”) eliminated the ability of companies to rely on the “performance-based” compensation exception under Section 162(m) and extended the application of Section 162(m) to compensation payable to any person who was ever a covered employee at any time after 2016 (including compensation payable after termination of employment). As a result, beginning in our fiscal year 2018, we were no longer able to take a deduction for any compensation paid to our covered employees in excess of $1 million unless the compensation originally qualified for the “performance-based” compensation exception and qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. The application of the transition rule will be of limited future value with respect to the preservation of deductions for compensation payable to covered employees in excess of the Section 162(m) limits.

Reconciliation of GAAP to Non-GAAP Financial Measures

The following table provides a reconciliation of our reported GAAP results to the non-GAAP financial measures discussed above and used in certain of our named executive officers fiscal 2020 compensation plans. The following results are based on the accounting principles that were used to prepare the fiscal 2020 consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020.

	Fiscal Year Ended March 31,
	2020	2019
	(in thousands except per share data)
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$(17,508)	$4,908
Noncash stock-based compensation (1)	64,135	77,855
FICA and related payroll tax expense related to equity compensation (2)	1,571	3,034
Restructuring (3)	21,348	14,765
Non-routine shareholder matter (4)	7,628	9,966
Litigation settlement (5)	—	1,400
Acquisition costs (6)	5,639	—
Amortization of intangible assets (7)	5,650	—
Hedvig deferred payments (8)	2,812	—
Net change in contingent consideration (9)	(3,783)	—
Non-GAAP income from operations	$87,492	$111,928
GAAP net income (loss)	$(5,645)	$3,561
Noncash stock-based compensation (1)	64,135	77,855
FICA and related payroll tax expense related to equity compensation (2)	1,571	3,034
Restructuring (3)	21,348	14,765
Non-routine shareholder matter (4)	7,628	9,966
Litigation settlement (5)	—	1,400
Acquisition costs (6)	5,639	—
Amortization of intangible assets (7)	5,650	—
Hedvig deferred payments (8)	2,812	—
Net change in contingent consideration (9)	(3,783)	—
Non-GAAP provision for income taxes adjustment (10)	(31,863)	(24,843)
Non-GAAP net income	$67,492	$85,738
Diluted weighted average shares outstanding (11)	46,440	47,601
Non-GAAP diluted net income per share	$1.45	$1.80

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan.

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)
In fiscal 2019, Commvault initiated a restructuring plan to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of offices. Restructuring includes stock-based compensation related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)
During fiscal 2019 and 2020, Commvault incurred costs related to a non-routine shareholder matter. The costs are for professional fees related to the settlement agreement with the shareholder and consulting fees incurred with the operational review which was agreed to as part of the settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(5)
During the second quarter of fiscal 2019 Commvault incurred costs related to a litigation settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(6)
During the second and third quarters of fiscal 2020, Commvault incurred costs related to the acquisition of Hedvig, Inc. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(7)	Represents noncash amortization of intangible assets.

(8)
In connection with the acquisition of Hedvig Inc., certain Hedvig shareholders will receive cash payments for the 30 months following the date of acquisition, contingent on their continued employment with Commvault. While these payments are proportionate to these shareholders' ownership of Hedvig, under GAAP they are accounted for as compensation expense within Research and development expenses over the course of the 30-month service period. Management believes, when used as a supplement to GAAP results, that the exclusion of these non-routine expenses will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(9)	Represents the change in fair value of the contingent consideration associated with the acquisition of Hedvig.

(10)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 27% in fiscal years 2020 and 2019.

(11)
For GAAP purposes the potentially dilutive impact of options and shares associated with our stock-based compensation programs were excluded from the calculation of GAAP loss per share in certain periods because they would have been anti-dilutive. For purposes of non-GAAP income per share the impact of dilutive options and shares has been included.

Summary Compensation Table

The following table summarizes the compensation earned by both individuals who served as our Principal Executive Officer during the fiscal year ended March 31, 2020, our Principal Financial Officer and our other most highly paid executive officer whose total compensation in fiscal 2020 exceeded $100,000. We refer to these individuals as our “named executive officers”.

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	All Other Compensation($)		Total ($)
Sanjay Mirchandani	2020	500,000	250,000	(1)	4,999,745	—	347,771	(5)	6,097,515
President and Chief Executive Officer	2019	76,923	250,000		11,423,757	—	167,337		11,918,017
Brian Carolan	2020	397,000	—		2,017,884	166,740	10,190	(6)	2,591,814
Vice President and	2019	397,000	—		1,874,064	238,000	18,039		2,527,103
Chief Financial Officer	2018	397,000	—		1,851,506	191,000	17,634		2,457,140
Riccardo Di Blasio	2020	380,385	100,000	(2)	1,459,584	231,000	5,292	(7)	2,176,259
Vice President and
Chief Revenue Officer

(1)	These amounts represent the guaranteed bonus due to Mr. Mirchandani as described in his February 2019 employment agreement, limited to fiscal years 2019 and 2020.

(2)	This amount represents Mr. Di Blasio's one-time cash sign-on bonus.

(3)
The amounts in this column represents the grant date fair value of restricted stock units and performance stock units granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions and assume performance stock units at target (100%). If performance stock units are achieved at maximum (200%) this would result in stock award values of $8,199,479; $3,048,555 and $2,175,261 for Mr. Mirchandani, Mr. Carolan and Mr. Di Blasio, respectively. See the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended March 31, 2020 for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

(4)
The amounts reported in this column consist of cash bonuses earned in fiscal 2020 and are more fully described above under the heading “Non-Equity Incentive Compensation Plan” in the Compensation Discussion and Analysis.

(5)
Mr. Mirchandani's other annual compensation in fiscal 2020 included a monthly housing and travel allowance of $15,000 per month for a total of $180,000 for the fiscal year, relocation reimbursement and a one-time, lump sum set-up and transition reimbursement of approximately $162,171 and $5,600 related to his 401(k) plan company matching contributions.

(6)	Mr. Carolan's other annual compensation in fiscal 2020 included transportation related costs of $4,590 and 401(k) plan company matching contributions of $5,600.

(7)	Mr. Di Blasio's other annual compensation in fiscal 2020 included 401(k) plan company matching contributions of $5,292.

Fiscal 2020 Grants of Plan Based Awards Table

The following table sets forth information as to grants of awards to the named executive officers in fiscal 2020:

		Estimated future payouts under non-equity incentive plan awards ($)			Estimated future payouts under equity incentive plan awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)(7)	Grand Date Fair Value of Stock and Option Awards($)(8)
Name	Grant & Approval Date	Threshold (1)	Target (2)	Maximum (3)	Threshold (4)	Target (5)	Maximum (6)
Sanjay Mirchandani	—	—	500,000	—	—	—	—	—	—
	05/15/19	—	—	—	—	—	—	34,155	1,699,895
	05/15/19	—	—	—	4,973	33,151	66,302	—	1,649,925
	05/15/19	—	—	—	16,576	33,151	66,302	—	1,649,925
Brian Carolan		—	238,200	—	—	—	—	—	—
	05/15/19	—	—	—	—	—	—	19,287	959,914
	05/15/19	—	—	—	1,356	9,041	18,082	—	449,970
	05/15/19	—	—	—	4,521	9,041	18,082	—	449,970
	11/15/19	—	—	—	488	3,255	6,510	—	158,030
Riccardo Di Blasio		—	330,000	660,000	—	—	—	—	—
	05/15/19	—	—	—	—	—	—	12,557	624,962
	05/15/19	—	—	—	—	—	—	2,009	99,987
	05/15/19	—	—	—	942	6,278	12,556	—	312,456
	05/15/19	—	—	—	3,139	6,278	12,556	—	312,456
	11/15/19	—	—	—	339	2,260	4,520	—	109,723

(1)
Represents the threshold amount with respect to each applicable metric under the fiscal 2020 Non-Equity Incentive Compensation Plan for each named executive officer. Actual total pay-outs may be less than the threshold amounts above if individual thresholds are not met. The Non-Equity Incentive Compensation Plan for Messrs. Mirchandani, Carolan and Di Blasio do not contain a threshold amount. See “Non-Equity Incentive Compensation Plan” above for more information on the plans and performance objectives for each of our named executive officers.

(2)
Represents the total target amount with respect to each applicable metric under the fiscal 2020 Non-Equity Incentive Compensation Plan for each named executive officer. See “Non-Equity Incentive Compensation Plan” above for more information on the plans and performance objectives for each of our named executive officers.

(3)
The Non-Equity Incentive Compensation Plan for Messrs. Mirchandani, Di Blasio and Carolan do not contain maximum pay-outs. Mr. Di Blasio is entitled to non-equity incentive plan compensation based on tiered plans that contain maximum pay-outs. See “Non-Equity Incentive Compensation Plan” above for more information on the plans and performance objectives for each of our named executive officers.

(4)
Represents the threshold amount for performance stock awards granted to each named executive officer. The threshold amount is the minimal amount which can be earned (greater than zero) for each respective performance stock award under our 2016 Incentive Plan. If the threshold conditions for these awards are not met the award value will be zero. See “Long-Term Equity Incentive Awards” above for more information on the plans and performance objectives.

(5)
Represents the target amount for performance stock awards granted for each named executive officer under our 2016 Incentive Plan. See “Long-Term Equity Incentive Awards” above for more information on the plans and performance objectives.

(6)
Represents the maximum amount for performance stock awards granted, or 200% of the target amount, for each named executive officer under our 2016 Incentive Plan. See “Long-Term Equity Incentive Awards” above for more information on the plans and performance objectives.

(7)	Amounts in this column reflect time-based restricted stock units granted during fiscal 2020 to a named executive officer under our 2016 Incentive Plan.

(8)
The amounts in this column represent the grant date fair value of restricted stock units and performance stock units (shown at target) granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See Note 10 to the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

Fiscal 2020 Outstanding Equity Awards at Fiscal Year End Table

The following table reflects all outstanding equity awards held by the named executive officers as of March 31, 2020:

		Option Awards			Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)		Market Value of Unearned Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Sanjay	02/04/19	—	—	—	61,956		2,507,979	23,233	940,472
Mirchandani	05/15/19	—	—	—	49,403		1,999,833	33,151	1,341,952
Brian	10/14/10	12,969	26.83	10/14/20	—		—	—	—
Carolan	01/14/11	6,897	30.26	01/14/21	—		—	—	—
	10/14/11	22,500	41.55	10/14/21	—		—	—	—
	10/12/12	35,256	56.57	10/12/22	—		—	—	—
	03/14/13	12,000	77.57	03/14/23	—		—	—	—
	10/14/13	45,132	87.20	10/14/23	—		—	—	—
	10/14/14	45,299	45.44	10/14/24	—		—	—	—
	05/12/17	—	—	—	1,565		63,351	2,472	100,067
	05/15/18	—	—	—	7,900		319,792	4,324	175,036
	05/15/19	—	—	—	19,287		780,738	9,041	365,980
	11/15/19	—	—	—	1,498		60,639	—	—
Riccardo	05/15/19	—	—	—	12,557		508,307	6,278	254,133
Di Blasio	05/15/19	—	—	—	2,009	(4)	81,324	—	—
	11/15/19	—	—	—	1,039		42,059	—	—

(1)
Unless otherwise indicated, all restricted stock unit awards granted to named executive officers vest over three years with 33.3% vesting on the first anniversary of the grant date and 8.375% vesting quarterly thereafter. Financial performance awards follow the same vesting schedule as described above, at their respective achievement rates. Total shareholder awards (“TSR”) vest equally on an annual basis over three years. The vesting commencement date for all restricted stock units and performance stock units is the grant date.

(2)
Time-based awards include time-vesting restricted stock units and financial performance stock units at the rate achieved for the respective fiscal year. The May 2017 award achieved at 53%, the May 2018 award achieved at 0%, the May 2019 achieved at 0% and the November 2019 award achieved at 46%. The value is computed based on the number of achieved unvested shares multiplied by the closing market price of our common stock at the end of fiscal year 2020. The actual value (if any) to be realized by the named executive officer depends on whether the shares vest and the future performance of our common stock. On March 31, 2020, the closing price of our common stock was $40.48 per share. See “Long-Term Equity Incentive Awards” above for more information on plans and performance objectives.

(3)
Performance-based awards include relative TSR performance stock units at the March 31, 2020 payout rate based on the total stockholder return measured relative to the components of the Russell 3000 Index. The May 2017, May 2018 and May 2019 awards are calculated at an estimated 100% payout (target), while the February 2019 award is calculated at an estimated 50% payout (threshold). The value is computed based on the number of achieved unvested shares multiplied by the closing market price of our common stock at the end of fiscal year 2020. The actual value (if any) to be realized by the named executive officer depends on whether the shares vest and the future performance of our common stock. On March 31, 2020, the closing price of our common stock was $40.48 per share. See “Long-Term Equity Incentive Awards” above for more information on plans and performance objectives.

(4)
Mr. Di Blasio was granted 2,009 restricted stock units in May 2019 as a one-time sign-one bonus. These awards fully vest on the first anniversary of the grant. See “Long-Term Equity Incentive Awards” above for more information on plans and performance objectives.

Fiscal 2020 Stock Vested Table

The following table sets forth information on the number and value of restricted stock units vested during fiscal 2020 for the named executive officers who held office in fiscal 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($) (1)
Sanjay Mirchandani	46,467	2,224,840
Brian Carolan	25,159	1,230,103
Riccardo Di Blasio	—	—

(1)
The value realized on the vesting of restricted stock units is based on the market price of our common stock on the day that the restricted stock vested. See “Long-Term Equity Incentive Awards” above for more information on plans and performance objectives.

Pension Benefits

None of our named executive officers during fiscal 2020 participated in or had account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers during fiscal 2020 participated in or had account balances in non-qualified defined contribution plans maintained by us.

Employment Agreements

In January 2019, we entered into an employment agreement with Sanjay Mirchandani upon his appointment as President and Chief Executive Officer. The agreement provides that Mr. Mirchandani's annual salary shall be subject to annual review by our Board of Directors. The agreement also provides that Mr. Mirchandani shall be eligible for an annual non-equity incentive plan compensation with bonus potential and that he shall be entitled to participate in the employee benefits plans in which our other executives may participate. The agreement further provides that Mr. Mirchandani is entitled to certain equity awards, including annual target equity awards and a one-time new hire award. If we terminate Mr. Mirchandani's employment without cause or if Mr. Mirchandani terminates his employment for good reason, the agreement provides that Mr. Mirchandani will be entitled to receive a lump sum payment equal to (i) 12 months of his then-current base salary and (ii) his target bonus for the year in which termination occurs. We will also be required to continue paying the premiums for Mr. Mirchandani's and his dependents’ health insurance coverage for a period of 18 months. In addition, Mr. Mirchandani will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. Furthermore, the vesting of all stock options and stock awards held by Mr. Mirchandani shall immediately accelerate as for one (1) year of additional vesting and any stock awards with performance conditions not yet determined shall be deemed earned at 100% of target. If we terminate Mr. Mirchandani's employment by reason of death or disability, he will be entitled to any compensation earned but not yet paid, any stock options or awards shall immediately vest, and any stock awards with performance conditions not yet determined shall be deemed earned at 100% of target. The agreement also provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Mirchandani may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Mirchandani may not solicit our employees or customers for a period of one year following any termination of his employment with us. Mr. Mirchandani's employment agreement also contains a change in control provision which is discussed below in the section titled “Change in Control Agreements.”

In May 2019, we entered into an employment offer letter with Mr. Di Blasio upon his appointment as our Chief Revenue Officer. The agreement also provides that Mr. Di Blasio is eligible to participate in a sales incentive compensation plan which provides a cash bonus opportunity. Mr. Di Blasio is also eligible to participate in the employee benefits plans in which our other executives may participate. The agreement further provides that Mr. Di Blasio is entitled to certain equity awards, including annual target equity awards and a one-time new hire award. If we terminate Mr. Di Blasio’s employment without cause or if Mr. Di Blasio terminates his employment for good reason, the agreement provides that Mr. Di Blasio will be entitled to receive a lump sum payment equal to 12 months of his then-current base salary. In addition Mr. Di Blasio shall receive an immediate lump sum payment equal to the cost he would have to pay for continuation of group health coverage under the Company’s group health plan pursuant to the Company’s obligations under applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (commonly known as “COBRA”) or any similar law assuming he were to elect to continue group health coverage as in effect for himself and his dependents immediately prior to Mr. Di Blasio’s Qualifying Termination for Severance Period. In addition, Mr. Di Blasio will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. Furthermore, the vesting of all stock options and stock awards held by Mr. Di Blasio shall immediately accelerate as for one (1) year of additional vesting and any stock awards with performance conditions not yet determined shall be deemed earned at 100% of target. If we terminate Mr. Di Blasio’s employment by reason of death or disability, he will be entitled to any compensation earned but not yet paid, any stock options or awards shall immediately vest, and any stock awards with performance conditions not yet determined shall be deemed earned at 100% of target. The agreement also provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Di Blasio may not (a) engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which then competes with any business of the Company or any subsidiary anywhere in the world (each, a “Competitor”) (other than beneficial ownership of up to 5% of the outstanding voting stock of a publicly traded company); (b) induce any employee of the Company or its subsidiaries to terminate such employment or to become employed by any Competitor; or (c) contact, induce or attempt to induce any customer or potential customer (of which the Executive had actual knowledge) to purchase products or services from any entity other than the Company, or to cease being a customer of the Company.

If we terminate Mr. Carolan’s employment without cause or if Mr. Carolan terminates his employment for good reason, the agreement provides that Mr. Carolan will be entitled to receive a lump sum payment equal to 12 months of his then-current base salary. In addition Mr. Carolan shall receive an immediate lump sum payment equal to the cost he would have to pay for continuation of group health coverage under the Company’s group health plan pursuant to the Company’s obligations under applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (commonly known as “COBRA”) or any similar law assuming he were to elect to continue group health coverage as in effect for himself and his dependents immediately prior to Mr. Carolan’s Qualifying Termination for Severance Period. In addition, Mr. Carolan will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. Furthermore, the vesting of all stock options and stock awards held by Mr. Carolan shall immediately accelerate as for one (1) year of additional vesting and any stock awards with performance conditions not yet determined shall be deemed earned at 100% of target. If we terminate Mr. Carolan’s employment by reason of death or disability, he will be entitled to any compensation earned but not yet paid, any stock options or awards shall immediately vest, and any stock awards with performance conditions not yet determined shall be deemed earned at 100% of target. The agreement also provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Carolan may not (a) engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which then competes with any business of the Company or any subsidiary anywhere in the world (each, a “Competitor”) (other than beneficial ownership of up to 5% of the outstanding voting stock of a publicly traded company); (b) induce any employee of the Company or its subsidiaries to terminate such employment or to become employed by any Competitor; or (c) contact, induce or attempt to induce any customer or potential customer (of which the Executive had actual knowledge) to purchase products or services from any entity other than the Company, or to cease being a customer of the Company.

Change in Control Agreements

Mr. Mirchadani's employment agreement provides for the vesting of equity awards upon a change in control of our company. Specifically, if a change in control of our company occurs and Mr. Mirchandani's employment is terminated for reasons other than for cause or on account of disability or if Mr. Mirchandani terminates his employment for good reason, in each case, within two years of the change in control, then all equity awards held by Mr. Mirchandani shall immediately become exercisable and any equity awards with performance conditions not yet determinable will be deemed earned at 100% of target. Furthermore, subject to execution of a release of claims, he shall be entitled to (1) a lump sum severance payment equal to 18 months of his base salary at the time of the change in control plus an amount equal to Mr. Mirchandani's target cash bonus at the time of the change in control, and (2) health insurance coverage for Mr. Mirchandani and his dependents for an 18 month period.

We have entered into change of control agreements with each of our other named executive officers whose employment agreement sets forth the protections upon a change of control described above. Each of these agreements provide that if a change in control of our company occurs and the employment of any of the officers is terminated for reasons other than for cause, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment following a change in control of our company, then all equity awards held by the officer shall immediately become exercisable or vested. In addition, if a change in control of our company occurs and employment is terminated for reasons other than for cause within two years of the change in control, or if the employee terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then that named executive shall be entitled to (1) a lump sum severance payment equal to one times the sum of his annual base salary at the time of the change in control and (2) health insurance coverage for him and his dependents for an 12 month period. Mr. Carolan is also entitled to receive all bonus payments made to him during the one-year period preceding the date of the change in control.

The change of control agreements with our named executives further provide that, for a 12 month period following the termination of employment, they may not engage in, or have any interest in, or manage or operate any company or other business (whether as a director, officer, employee, partner, equity holder, consultant or otherwise) that engages in any business which then competes with any of our businesses, other than beneficial ownership of up to five percent of the outstanding voting stock of a publicly traded company. The agreements also prohibit our named executives from inducing any of our employees to terminate their employment with us or to become employed by any of our competitors during the 12 month period.

Estimated Payments and Benefits upon Termination or Change in Control

The amount of compensation and benefits payable to each named executive officer has been estimated in the table below. The amounts below assume that such termination was effective as of March 31, 2020, the last day of our fiscal year. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

	Compensation ($)
	Base Salary	Non-Equity Incentive Plan Compensation	Accelerated Vesting of Restricted Stock & Performance Stock Units(1)		Continuation of Medical Benefits (Present Value)($)	Total Compensation and Benefits ($)
Sanjay Mirchandani
Death	—	—	8,455,462	(2)	—	8,455,460
Disability	—	—	8,455,462	(2)	—	8,455,460
Involuntary termination without cause or by non-extension of employment term	500,000	500,000	4,855,414	(3)	10,701	5,866,112
Involuntary termination without cause or by non-extension of employment term upon a change in control	750,000	750,000	8,455,462	(2)	10,701	9,966,161
Brian Carolan
Death	—	—	—		—	—
Disability	—	—	—		—	—
Involuntary termination without cause or by non-extension of employment term	397,000	—	1,903,005	(4)	34,672	2,334,673
Involuntary termination without cause or by non-extension of employment term upon a change in control	595,500	—	2,367,189	(5)	34,672	2,997,356
Riccardo Di Blasio
Death	—	—	—		—	—
Disability	—	—	—		—	—
Involuntary termination without cause or by non-extension of employment term	430,000	—	875,582	(6)	21,402	1,326,978
Involuntary termination without cause or by non-extension of employment term upon a change in control	430,000	—	1,189,383	(5)	21,402	1,640,780

(1)
Amounts in this column describe the value of restricted stock units and performance stock units that would vest upon the triggering event described in the leftmost column, based on a closing price of $40.48 of our common stock on March 31, 2020.

(2)
As described in Mr. Mirchandani’s February 2019 employment agreement, upon death, disability or involuntary termination without cause or by non-extension of employment related to a change in control, all outstanding restricted and performance stock units would become immediately vested. Any stock awards with performance conditions that are not yet determinable (i.e. if the performance measurement period has not yet been completed) shall be deemed to have been earned at 100% of target, and shall be payable in accordance with their terms.

(3)
As described in Mr. Mirchandani’s February 2019 employment agreement, involuntary termination without cause or by non-extension of employment (unrelated to a change in control) would result in the vesting of restricted stock units and performance stock units which would of vested had Mr. Mirchandani remained with the Company an additional year. Any performance stock units which had conditions that are not yet determinable (i.e. if the performance measurement period has not yet been completed) shall be deemed to have been earned at 100% of target, and shall be payable in accordance with their terms.

(4)
Involuntary termination without cause or by non-extension of employment (unrelated to a change in control) would result in the immediate vesting of restricted stock units and performance stock units which would of vested had Mr. Carolan remained with the Company an 18 months. Any performance stock units which had conditions that are not yet determinable (i.e. if the performance measurement period has not yet been completed) shall be deemed to have been earned at 100% of target, and shall be payable in accordance with their terms.

(5)
Involuntary termination without cause or by non-extension of employment related to a change in control, all outstanding restricted and performance stock units for Messrs. Carolan and Di Blasio would become immediately vested. Any performance stock units which had conditions that are not yet determinable (i.e. if the performance measurement period has not yet been completed) shall be deemed to have been earned at 100% of target, and shall be payable in accordance with their terms.

(6)
Involuntary termination without cause or by non-extension of employment (unrelated to a change in control), would result in the immediate vesting of restricted stock units and performance stock units which would of vested had Mr. Di Blasio remained with the Company for one additional year. Any performance stock units which had conditions that are not yet determinable (i.e. if the performance measurement period has not yet been completed) shall be deemed to have been earned at 100% of target, and shall be payable in accordance with their terms.

Director Compensation

Our Compensation Committee of the Board of Directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock and expense reimbursement that directors receive for attending meetings of the Board of Directors or committees of the Board of Directors.

During fiscal 2018, our Compensation Committee engaged a third-party compensation consultant, Compensia, to provide an assessment of our non-employee director compensation practices and also provided peer analysis information for structuring our director compensation practices related to cash compensation, equity compensation and equity vesting. Based on the results of the peer analysis, we revised our compensation program as shown below to align to the 50th percentile of the peer compensation data.

Cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows:

•	Annual retainer of $42,000 with an additional $2,000 for each Board meeting attended;

•	The independent chairperson of the Board receives an additional annual retainer of $75,000;

•
The chairperson of each of our Audit Committee, Compensation Committee, Nominations and Governance Committee, and Operations Committee receives an additional annual retainer of $30,000, $20,000, $12,000 and $12,000, respectively;

•	The lead director, if any, receives an additional annual retainer of $20,000; and

•
Each committee member of the Audit Committee, Compensation Committee, Nominations and Governance Committee and Operations Committee receives an additional annual retainer of $15,000, $10,000, $5,000 and $5,000, respectively.

Non-employee directors are also eligible to receive equity compensation under our 2016 Incentive Plan in which that all equity awards granted to non-employee directors will generally cliff vest, with the entire award vesting one year from the date of grant. In fiscal 2020, we made an equity grant to our non-employee directors in August 2019 related to our fiscal 2020 award. This equity grant consists of 4,803 restricted stock units to each non-employee director in which the entire award will cliff vest in August 2020. See “Long-Term Equity Incentive Awards” in the Compensation Discussion and Analysis above for more information about this plan. We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our board or committees.

The following table sets forth information concerning the compensation received for services rendered to us by our directors in fiscal 2020:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Nicholas Adamo (2)	$79,405	$199,997	$279,402
Martha H. Bejar (3)	$56,576	$199,997	$256,573
Frank J. Fanzilli, Jr. (4)	$65,306	$199,997	$265,303
Keith Geeslin (5)	$70,000	$199,997	$269,997
Vivie “YY” Lee (6)	$63,251	$199,997	$263,248
Charles E. Moran (7)	$70,178	$199,997	$270,175
Daniel Pulver (8)	$83,604	$199,997	$283,601
Gary B. Smith (9)	$67,170	$199,997	$267,167
David F. Walker (10)	$89,194	$199,997	$289,191
Alan G. Bunte (11)	$7,498	$—	$7,498

(1)
The amounts in theses column represent the grant date fair value of restricted stock units granted during the fiscal year indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. See the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair value of such awards.

(2)	Mr. Adamo has 4,803 restricted stock units outstanding as of March 31, 2020.

(3)	Ms. Bejar has 4,803 restricted stock units outstanding as of March 31, 2020.

(4)	Mr. Fanzilli has 32,000 stock options and 4,803 restricted stock units outstanding as of March 31, 2020.

(5)	Mr. Geeslin has 24,500 stock options and 4,803 restricted stock units outstanding as of March 31, 2020.

(6)	Ms. Lee has a total of 4,803 restricted stock units outstanding as of March 31, 2020.

(7)	Mr. Moran has 4,803 restricted stock units outstanding as of March 31, 2020.

(8)	Mr. Pulver has a total of 24,500 stock options and 4,803 restricted stock units outstanding as of March 31, 2020.

(9)	Mr. Smith has 32,000 stock options and 4,803 restricted stock units outstanding as of March 31, 2020.

(10)	Mr. Walker has 24,500 stock options and 4,803 restricted stock units outstanding as of March 31, 2020.

(11)
Mr. Bunte became entitled to compensation as a non-employee director following his resignation from his role as Special Advisor to the CEO effective November 15, 2019. He has 16,087 restricted stock units outstanding as of March 31, 2020.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act as Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation for our CEO compared to the median of the annual total compensation of all our employees (except for our CEO).

For fiscal 2020:

•	The median of the annual total compensation of all our employees, excluding our CEO, was $133,306

•	The annual total compensation of our CEO was $6,097,458

•	Therefore, the ratio of CEO compensation relative to the median employee is approximately 46 to 1

Since there has been no change in our employee population or employee compensation arrangements in the past fiscal year that we reasonably believe would result in a significant change to our pay ratio disclosure, we have elected to use the same median employee that was identified for fiscal 2019 to calculate our fiscal 2020 CEO pay ratio, as allowed by Item 402(u) of Regulation S-K.

The methodology we used to identify our median employee for fiscal 2019 was as follows:

•	We selected March 1, 2019 as the date upon which we identified our employee population. We included all employees as of that date, with no exclusions.

•
We used total cash compensation as our consistently applied compensation measure to identify our median employee. For this purpose, we defined total cash compensation as base wages plus any incentive compensation (bonuses or commissions), and did not annualize the compensation of any employees who were employed less than a full year and we did not make any adjustments, assumptions or estimates. For employees outside the United States, we converted their cash compensation to U.S. dollars using the applicable March 1, 2019 exchange rate

•	Using this methodology, we determined that our median employee was a full-time, salaried employee based in the United States

We calculated the annual total compensation of our median employee in the same manner that we calculated the total compensation of our CEO for purposes of the Summary Compensation Table. This annual total compensation amount for our median employee was then compared to the annual total compensation of our CEO as reported in the “Total” column of our fiscal 2020 Summary Compensation Table included in this Proxy Statement to determine the pay ratio.

It should be noted that the SEC rules provide a fair amount of flexibility in developing a methodology to identify the median employee, and the global composition of our workforce may contribute to a lack of comparability between our pay ratio and that of our peer companies.

COMPENSATION COMMITTEE REPORT
Commvault Systems, Inc.
Compensation Committee
Report On Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our company’s annual report on Form 10-K for the year ended March 31, 2020 and in this proxy statement.

Compensation Committee
Keith Geeslin - Chairman
R. Todd Bradley
YY Lee

AUDIT COMMITTEE REPORT
General
The Audit Committee comprises three directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independent for purposes of the Nasdaq listing standards. In addition, our Board of Directors has determined that each of Messrs. Walker, Shenkman and Moran qualify as an “audit committee financial expert” under the applicable SEC rules and satisfy Nasdaq’s financial literacy requirements.
Report
The Audit Committee has furnished the following report:
The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended March 31, 2020 with our management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent auditors (“Ernst & Young”), the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.
The Audit Committee has also received from the independent auditors written disclosures and the letter regarding the independent auditors’ communications with the Audit Committee concerning independence required by the applicable requirements of the PCAOB, and has discussed with the independent auditors, the independent auditors’ independence.
The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended March 31, 2020 be included in our Annual Report on Form 10‑K for the fiscal year ended March 31, 2020 for filing with the SEC.

Audit Committee
David F. Walker — Chairman
Chuck Moran
Arlen Shenkman

PROPOSAL NO. 2
APPROVAL OF AMENDMENTS TO DECLASSIFY THE BOARD

Our Board of Directors recommends approval of the amendments to the Company's Amended and Restated Certificate of Incorporation to de-classify the Board on the terms described below.
Since our initial public offering in 2006, our Board of Directors has been divided into three classes, each elected for a three-year term. The classification of the Board results in staggered elections, with a different class of directors standing for election every third year at the company’s annual meeting. The Board has believed that this classified structure promotes continuity and stability of the company’s strategy, oversight and policies, provides negotiating leverage to the Board in a potential takeover situation and facilitates the ability of the Board to focus on creating long-term stockholder value.
However, as part of the Board's regular discussions on corporate governance issues and in response to feedback from certain of our stockholders, the Board has continued to evaluate this classified board structure and consider arguments both for and against the continuation of a classified board. The Board (including the members of the Nominations and Governance Committee) has considered the growing sentiment, particularly in the institutional investor community, in favor of annual elections and the Board’s ability to continue to be effective in protecting stockholder interests under an annual election system. The Board also recognizes that many other public companies similar in size to our company have eliminated their classified board structures in recent years.
After careful deliberation by the Nominations and Governance Committee and the full Board, the Board, upon the recommendation of the Nominations and Governance Committee, has approved proposed amendments to the company’s Amended and Restated Certificate of Incorporation that would eliminate the classified board structure and provide for the annual election of directors beginning at the 2021 Annual Meeting. The general description of the amendments set forth below is a summary only and is qualified in its entirety by, and subject to, the full text of the proposed amendments, which is attached as Annex A to this proxy statement.
Under the proposed amendments, the annual election of directors will be phased in gradually to assure a smooth transition. The amendments to the Company’s Amended and Restated Certificate of Incorporation would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendments (including directors to be elected at the 2020 Annual Meeting). Rather, the current three-year terms for each class of Directors will continue, and those Directors or their successors will only become eligible for a one-year election term upon expiration of that term. The three-year term for our Class III directors previously elected at the 2018 Annual Meeting will expire at the 2021 Annual Meeting; the three-year term for our Class I directors previously elected at the 2019 Annual Meeting will expire at the 2022 Annual Meeting; and the three-year term for our Class II directors to be elected at the 2020 Annual Meeting will expire at the 2023 Annual Meeting. Upon the expiration of each Class's current three-year term, those directors or the successors thereto will be elected to the Board for one-year terms. Thus, beginning with the 2021 Annual Meeting, those directors nominated for election will be elected to the Board for a one-year term. Directors appointed to fill any newly created directorships resulting from an increase in the number of directors or any vacancies on the Board would serve until the next Annual Meeting. This phased-in approach will result in the discontinuation of our classified Board, and all Directors being nominated annually for one-year terms, by the 2023 Annual Meeting.
The proposed amendments to the Company’s Amended and Restated Certificate of Incorporation would also provide that each director elected to serve for a one-year term may be removed with or without cause as is required for declassified boards under Delaware law.
Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the affirmative vote of 66-2/3% of the voting power of the then outstanding shares of common stock is required to adopt the proposed amendments. Accordingly, abstentions and broker non-votes will have the same effect as votes against the proposal. If the stockholders approve the proposed amendments, the amendments to the Company’s Amended and Restated Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which the Company expects to file promptly after the 2020 Annual Meeting. If the proposed amendments are not approved, the Board will remain classified.
The Board has also approved conforming amendments to Article III, Section 3.3 of the Second Amended and Restated Bylaws of the Company, relating to the Company’s current classified board structure and election of directors, to implement the declassification of the Board. The full text of the proposed amendments to the Bylaws is attached as Annex B to this proxy statement. Stockholders are not being asked to vote on those proposed amendments to the Bylaws, however, those amendments will not take effect unless stockholders approve the proposed declassification amendments to the Company’s Amended and Restated Certificate of Incorporation.
The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Financial statements of our company and our consolidated subsidiaries will be included in our Annual Report furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as independent public accountants for us to examine our consolidated financial statements for the fiscal year ending March 31, 2021, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment for the 2022 fiscal year, rather than the 2021 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice. Ernst & Young was engaged as our principal independent public accountants for fiscal years 1998 through 2020. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.
Audit, Audit-Related, Tax and All Other Fees
The following table summarizes the aggregate fees and expenses billed to us for the fiscal years ended March 31, 2020 and 2019 by our principal accounting firm, Ernst & Young:

	2020	2019
	(In thousands)
Audit fees	$2,194	$1,958
Audit-related fees	307	3
Tax fees	1,380	1,062
All other fees	—	—
	$3,881	$3,023

Audit Fees - all services necessary to perform an audit of the consolidated financial statements of our company; the reviews of our company’s quarterly reports on Form 10-Q; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; consents and review of documents filed with the SEC.
Audit Related Fees - XBRL filing services and subscription to EY Online Research Tool. Audit-related fees in fiscal 2020 also include financial, accounting and tax due diligence services as well as income tax advisory service around the Hedvig acquisition.
Tax Fees - tax compliance; tax planning; and other tax advice.
All Other Fees - any other work that is not Audit, Audit-Related or a Tax Service.
In considering the nature of the services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of permissible non-audit services provided by the independent auditor. Generally, pre-approvals may be made by the chairperson of the Audit Committee in accordance with the rules of the Securities and Exchange Commission. All of the services performed by Ernst & Young in the year ended March 31, 2020 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.
The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 4
APPROVAL OF THE OMNIBUS INCENTIVE PLAN,
AS AMENDED BY THE FOURTH AMENDMENT
Our Board of Directors recommends approval of the Company’s 2016 Incentive Plan, as amended by the Fourth Amendment.
Our Board of Directors believes it is important for employees to have an equity interest in our company, and is recommending the 2016 Incentive Plan as amended by the Fourth Amendment to stockholders for approval so that the 2016 Incentive Plan can continue to operate. Increasing the number of Common Stock available for issuance under the 2016 Incentive Plan is necessary to ensure that we have a sufficient number of shares of Common Stock available for issuance under the 2016 Incentive Plan for the foreseeable future.

The Fourth Amendment increases the number of Common Stock reserved for delivery under the 2016 Incentive Plan by 1,000,000 shares of Common Stock. The Fourth Amendment does not amend or replace any other provisions of the 2016 Incentive Plan. The Fourth Amendment will become effective upon stockholder approval.
The following summary of the 2016 Incentive Plan, as amended by the Fourth Amendment, is qualified in its entirety by the complete text of the 2016 Incentive Plan (as so amended) contained in Annex C to this proxy statement.
Background

We previously maintained the Commvault Systems, Inc. 1996 Stock Option Plan and 2006 Long-Term Stock Incentive Plan (the “LTIP”, and together with the 1996 Stock Option Plan, the “Prior Plans”).
A total of [__] million shares of our common stock (“Common Stock”) currently remain available to be issued upon exercise or settlement of outstanding awards under the Prior Plans as of the date of this proxy statement. As of the date of this proxy statement [____] have been granted under the 2016 Incentive Plan. As of the date of this proxy, no stock options have been granted under the 2016 Incentive Plan. The 2016 Incentive Plan, as previously amended, reserved a total of 7,050,000 shares of Common Stock. The Fourth Amendment will reserve a total 8,050,000 of shares of Common Stock for issuance under the 2016 Incentive Plan, reflecting an increase of 1,000,000 shares.
The 2016 Incentive Plan authorizes a broad range of awards including stock options (“Options”), stock appreciation rights (“SARs”), Full Value Awards (as more fully described below, including restricted stock, restricted stock units (“RSUs”), performance shares or units, and other stock-based awards) and cash-based awards. A person who has been granted an award under the 2016 Incentive Plan is referred to herein as a “Participant” in the 2016 Incentive Plan.
The 2016 Incentive Plan is not qualified under Section 401(a) of the Code.
The future awards that may be granted to participants under the 2016 Incentive Plan cannot be determined at this time. Any such awards granted under the 2016 Incentive Plan will be within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them.

On [____], 2020, the last reported sale price of our Common Stock on the NASDAQ stock market was $[____] per share.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under our Prior Plans and the 2016 Incentive Plan as of May 31, 2020:

Options Outstanding	1,895,838
Non-Vested Time Vesting Restricted Stock Units	3,032,973
Performance Vesting Shares Outstanding	489,760
Shares Available for Grant	1,850,353
Weighted Average Exercise Price of Outstanding Options	$60.07
Weighted Average Remaining Term of Options Outstanding	2.46

The following table summarizes our equity usage during the three most recent fiscal years:

Time Period	Time Vesting RSUs Granted	Financial Performance Shares Granted	Financial Performance Shares Earned	Market Based Shares Granted	Market Based Shared Earned(1)	Weighted Average Common Shares Outstanding (Diluted)
Fiscal 2020	2,451,000	104,545	7,776	94,804	73,929	49,793,000
Fiscal 2019	998,000	72,463	66,665	121,432	31,056	45,827,000
Fiscal 2018	960,000	106,812	56,610	87,644	103,087	45,242,000
(1) Unvested market based shares are represented at present value as of May 31, 2020. These shares may vary until actual results are confirmed.

Purpose and Overview
The purpose of the 2016 Incentive Plan is to

•	attract and retain persons who are eligible to participate in the 2016 Incentive Plan,

•
advance our interests and the interests of our stockholders by providing persons who are eligible to participate in the 2016 Incentive Plan, upon whose judgment, initiative and efforts we largely depend, with appropriate incentives to perform in a superior manner and achieve long-range goals, creating a link between performance and compensation,

•	provide incentive compensation opportunities that are competitive with other similar companies, and

•
further align the interests of 2016 Incentive Plan participants with those of our stockholders, and to thereby promote the long-term financial interests of us and our affiliated companies, including the growth in value of our equity and long-term stockholder return.

Restriction on Repricing
The 2016 Incentive Plan includes a restriction providing that, without stockholder approval or other than as a result of adjustments in connection with corporate transactions, we cannot not decrease the exercise price of an Option or SAR after the date of grant or permit any Option or SAR to be surrendered to us as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, in no event may an Option or SAR granted under the 2016 Incentive Plan be surrendered to us in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is greater than the then current fair market value of a share of Common Stock.

Description of 2016 Incentive Plan
Administration
The 2016 Incentive Plan is administered by a committee (the “Committee”) of not fewer than two directors (or a greater number if required for compliance with certain securities laws) who are independent for purposes of stock exchange listing requirements and are non-employee directors for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange

Act”). If an award is intended to constitute performance-based compensation for purposes of Section 162(m) of the Code, including Options and SARs, the Committee will consist solely of two or more outside directors within the meaning of Section 162(m) of the Code and applicable regulations. See below regarding the applicability of Section 162(m) of the Code to awards under the 2016 Incentive Plan.
In the case of awards to outside directors, the Committee is our Board of Directors. The Committee selects award recipients under the 2016 Incentive Plan who will thereby become Participants, the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee also has the authority to conclusively interpret the 2016 Incentive Plan and to adopt rules and procedures relating to the 2016 Incentive Plan and awards made thereunder. Subject to stock exchange lists rules and applicable law, the Committee may delegate all or any portion of its responsibilities or powers under the 2016 Incentive Plan to persons selected by it. The number and types of awards that will be granted to any one individual or category of individuals under the 2016 Incentive Plan in the future are not currently determinable, as the Committee will make these determinations in its discretion.

Eligibility
All officers, directors or other employees of us or a related company, consultants, independent contractors or agents of us or a related company, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of us or a related company including, in each case, directors who are not employees of us or any related company (“Outside Directors”), are eligible to receive awards under the 2016 Incentive Plan and thereby become Participants in the 2016 Incentive Plan. Awards to a person who is expected to become a service provider to us or a related company cannot be effective prior to the date on which such person’s service begins. Incentive stock options (“ISOs”) may only be granted to employees of us and our corporate related companies which satisfy certain Code requirements. Generally, a company is a related company to us for any period during which we own (directly or indirectly) at least 50% of voting power or ownership interests in such entity or an entity that owns (directly or indirectly) at least 50% of the voting power of our stock.
Approximately all of our 2,500 employees were eligible on an annual basis to receive awards under the Prior Plans and in fiscal 2020, we granted equity awards of the type authorized in the 2016 Incentive Plan to approximately 2,500 persons.

Shares of Common Stock Available for Awards
Awards may be made under the 2016 Incentive Plan with respect to Common Stock currently authorized but unissued or, as permitted by applicable law, currently held or acquired by us as treasury shares, including shares of Common Stock purchased in the open market or in private transactions. At the discretion of the Committee, an award under the 2016 Incentive Plan may be settled in cash rather than Common Stock.
The maximum number of shares of Common Stock that may be delivered under the 2016 Incentive Plan is equal to 7,050,000 shares. Assuming the Fourth Amendment to the 2016 Incentive Plan is approved, the maximum number of shares of Common Stock that may be delivered under the 2016 Incentive Plan will be 8,050,000 shares. Any shares of Common Stock covered by an award under the 2016 Incentive Plan that is forfeited, expires or is terminated without issuance of shares of Common Stock (including shares of Common Stock that are attributable to awards that are settled in cash) and shares of Common Stock that are withheld in payment of taxes payable with respect to the vesting or settlement of a Full Value Award shall thereafter be available for further grants under the 2016 Incentive Plan. Shares of Common Stock that are tendered or withheld in payment of the exercise price of an Option or shares of Common Stock that are tendered or withheld in payment of taxes payable with respect to the exercise of an Option or SAR shall not be available for further grants under the 2016 Incentive Plan. Shares subject to a Stock Appreciation Right issued under the 2016 Incentive Plan that are not issued in connection with the stock settlement of that Stock Appreciation Right upon its exercise shall not again become available for Awards or increase the number of shares available for grant.
The following additional limits apply to awards under the 2016 Incentive Plan:

•	no more than 3,550,000 shares of Common Stock may be subject to ISOs granted under the 2016 Incentive Plan;

•
the maximum number of shares of Common Stock that may be covered by Options and SARs that are intended to be performance-based compensation and that are granted to any one Participant in any one calendar year may not exceed 500,000 shares of Common Stock;

•
with respect to Full Value Awards that are intended to be performance-based compensation, the maximum number of shares of Common Stock that may be delivered pursuant to any such award granted to any one Participant during any calendar year, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, may not exceed 250,000 shares of Common Stock; and

•
in the case of Cash Incentive Awards (as described below) that are intended to be performance-based compensation, the maximum amount payable to any one Participant with respect to any performance period of twelve months (pro-rated for performance periods of greater or lesser than twelve months) is $2,500,000.

In the case of Full Value Awards and Cash Incentive Awards that are intended to be performance-based compensation, if the award is denominated in shares but an equivalent amount of cash is delivered (or vice versa), the foregoing limitations will be applied based on the methodology used by the Committee to convert shares of Common Stock to cash (or vice versa). If delivery of cash or shares of Common Stock is deferred until after the cash or shares of Common Stock are earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the cash or shares of Common Stock are earned will be disregarded.
In no event shall the dollar value of any award granted to any Outside Director for any calendar year (determined as of the date of grant) exceed $500,000 ($1,000,000 for the initial year of directorship).
In the event of a corporate transaction, including a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination or other corporate transaction, that affects the Common Stock such that the Committee determines that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of awards under the 2016 Incentive Plan, the Committee will make adjustments to awards in a manner that it determines to be equitable in its discretion. Actions that the Committee may take are:

•	adjustment of the number and kind of shares which may be delivered under the 2016 Incentive Plan (including adjustments to the individual limitations described above);

•	adjustment of the number and kind of shares subject to outstanding awards;

•	adjustment of the exercise price of outstanding Options and SARs; and

•	any other adjustments that the Committee determines to be equitable, which may include, without limitation,

•	replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and

•
cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price.

Types of Awards
Options. The Committee may grant Options to purchase shares of Common Stock, which Options may be either ISOs or non-qualified stock options (“NQO”). The exercise price of an Option must be no less than the fair market value of a share of Common Stock on the date the Option is granted. ISOs may only be granted to employees of us or our permitted corporate subsidiaries and must satisfy other requirements of section 422 of the Code. An Option that does not satisfy the requirements for an ISO will be treated as a NQO. Except for reductions approved by our stockholders or adjustment for corporate transactions, the exercise price of an Option may not be decreased after the date of grant nor may an Option be surrendered to us as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, except as approved by our stockholders, no Option granted under the 2016 Incentive Plan may be surrendered to us in consideration of a cash payment if, at the time of such surrender, the exercise price of the Option is greater than the then fair market value of a share of Common Stock. Options will be exercisable in accordance with the terms established by the Committee. The full exercise price of each share of Common Stock purchased upon the exercise of any Option must be paid at the time of exercise of the Option (except if the exercise price is payable through the use of cash equivalents, the exercise price may be paid as soon as practicable after exercise). Subject to applicable law, the exercise price of an Option may be payable in cash or cash equivalents, shares of Common Stock (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on the shares of Common Stock acquired pursuant to the exercise of an Option as the Committee determines to be desirable, including conformity with our recoupment or clawback policies as in effect from time to time. Except as provided by the Committee, an Option will expire on the earliest to occur of the following

•	the 30th day after the Participant’s employment or service terminates for any reason other than for cause (as defined in the 2016 Incentive Plan), or

•	the day on which the Participant’s employment or service terminates for cause.
In any event, an Option will expire no later than the 10th anniversary of the date on which it is granted (or such shorter period required by the rules of any stock exchange on which the Common Stock is listed).

SARs. A SAR entitles the Participant to receive the amount (in cash or shares of Common Stock) by which the fair market value of a specified number of shares of Common Stock on the exercise date exceeds an exercise price established by the Committee, which exercise price may not be less than the fair market value of the shares of Common Stock at the time the SAR is granted. Generally, a SAR will be exercisable in accordance with the terms established by the Committee and SARs are generally subject to the same terms and restrictions as apply to Options as described above (except for matters, such as payment of the exercise price, which do not apply to SARs), including the prohibition on lowering of the exercise price, exchanges of the SAR for cash or other awards, the expiration date provisions, and the minimum vesting period.
Full Value Awards. A Full Value Award is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Such grants may be subject to such conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on performance-based awards that have not been earned based on the performance criteria established.
Cash Incentive Awards. A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of Common Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.
Except for awards granted under the 2016 Incentive Plan with respect to shares of Common Stock which do not exceed, in the aggregate, five percent of the total number of shares of Common Stock reserved for issuance pursuant to the 2016 Incentive Plan as described above, a Participant’s right to become vested in a Full Value Award, an Option or SAR is conditioned on the completion of a specified period of service with the Company or its related companies of at least one year, except if accelerated in the event of the Participant’s death or Disability.

Change in Control
If a Change in Control (as defined in the 2016 Incentive Plan) occurs prior to the date on which an award is vested and prior to the Participant’s separation from service, if such award remains outstanding following the Change in Control (whether by substitution with another award or otherwise), and if the Participant’s service is involuntarily terminated by the Company or a related company (or any successor thereto), other than for cause, on or within two years following the Change in Control, then:

•	all outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable;

•	all outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable; and

•
all Full Value awards shall become fully vested and the Committee shall determine the extent to which performance conditions are met, taking into account actual performance and/or the passage of time, in accordance with the terms of the 2016 Incentive Plan and the applicable award agreement.

To the extent any provision of the 2016 Incentive Plan or an award agreement would cause a payment of deferred compensation that is subject to section 409A of the Code to be made upon the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of section 409A of the Code. In addition, if an award does not remain outstanding following a Change in Control, the Committee shall determine the vesting and other terms and conditions of the award in connection with the Change in Control in accordance with the terms of the 2016 Incentive Plan.

Non-U.S. Employees
The Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the 2016 Incentive Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the 2016 Incentive Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which we or a related company operates or has employees. The foregoing cannot be applied to increase the share limitations under the 2016 Incentive Plan or to otherwise change any provision of the 2016 Incentive Plan that would otherwise require the approval of our stockholders.

Other 2016 Incentive Plan Information
Awards under the 2016 Incentive Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order. Unless otherwise provided by the Committee, awards (other than an ISO) may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family) in accordance with rules established by the Committee.
All awards and other payments under the 2016 Incentive Plan are subject to withholding of all applicable taxes. With the consent of the Committee, withholding obligations may be satisfied with previously-owned shares of Common Stock or shares of Common Stock to which the Participant is otherwise entitled under the 2016 Incentive Plan. Shares of Common Stock that have been held less than six months may only be used to satisfy minimum withholding requirements (or other rates that will not have a negative accounting impact).
The Board may, at any time, amend or terminate the 2016 Incentive Plan, and the Board or the Committee may amend any award agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any award granted under the 2016 Incentive Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable). The provisions of the 2016 Incentive Plan that prohibit repricing of Options and SARs cannot be amended unless the amendment is approved by the our stockholders and no other amendment shall be made to the 2016 Incentive Plan without the approval of our stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed. Adjustment to awards made in connection with corporate transactions are not subject to the foregoing restrictions.

U.S. Federal Income Tax Considerations
The discussion which follows is a summary, based on current law, of some significant U.S. federal income tax considerations relating to awards under the 2016 Incentive Plan. The following is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2016 Incentive Plan. The Participant may also be subject to state and local taxes and employment taxes in connection with stock purchased under the 2016 Incentive Plan. The Participant should consult with an individual tax advisor to determine the applicability of the tax aspects of 2016 Incentive Plan participation in the Participant’s personal circumstances. The Company suggests that Participants subject to taxation in other countries other than the United States consult their individual tax advisors in such jurisdictions.
NQOs. The grant of an NQO will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock acquired over the exercise price for those shares of Common Stock, and we will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares of Common Stock will be treated as capital gains and losses, with the basis in such shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.
The exercise of an NQO through the delivery of previously acquired Common Stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of Common Stock surrendered and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gains purposes, the same holding period as the shares of Common Stock that are given up. The value of the shares of Common Stock received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares of Common Stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of Common Stock determined at the time of exercise.
ISO. The grant of an ISO will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of us or a corporate subsidiary during the period beginning on the date of the grant of the Option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).
The excess of the fair market value of the shares of Common Stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares of Common Stock acquired pursuant to the ISO exercise, the Participant will have a basis in those shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.

If the Participant does not sell or otherwise dispose of the shares of Common Stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of Common Stock, then, upon disposition of such shares of Common Stock, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and we will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to us, at the time of the disposition of the shares of Common Stock, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of Common Stock over the exercise price. If the amount realized exceeds the value of the shares of Common Stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of Common Stock.
The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares of Common Stock given up and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gain purposes, the same holding period as the shares of Common Stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of Common Stock to receive ISO treatment. Common shares received in excess of the number of shares of Common Stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of Common Stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of Common Stock received from the exchange, it will be treated as a disqualifying disposition of the shares of Common Stock with the lowest basis.
If the exercise price of an ISO is paid with shares of Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares of Common Stock given up (and will be taxed as ordinary income) if those shares of Common Stock have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of Common Stock received.
SARs. A Participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of the SAR, the Participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares of Common Stock received by the Participant as a result of such exercise. We will generally be entitled to a deduction in the same amount as the ordinary income realized by the Participant.
Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of Common Stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the Participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the Participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the Participant elects to be taxed at the time of the grant of such shares under section 83(b) of the Code, the Participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the Participant will be entitled to no deduction on account thereof. The Participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the Participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.
In the case of other Full Value Awards, such as restricted stock units or performance stock units, the Participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the Participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), Participants will generally recognize ordinary income when the award is paid or settled.

We generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the Participant.
Parachute Payments. Any acceleration of the vesting or payment of awards under the 2016 Incentive Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the Participant to a twenty percent excise tax and preclude deduction by the Company.
Performance Based Compensation. As discussed above (in the Section entitled “Deductibility of Executive Compensation”), Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to each of the company’s principal executive officer, principal financial officer and the company’s three next most highly compensated executives (“covered employees”). Beginning in 2018, we were no longer able to take a deduction for any compensation paid to our named executive officers in excess of $1 million unless the compensation originally qualified for the “performance-based” compensation exception and qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. Although the 2016 Plan continues to include individual limits on awards as required by section 162(m), future awards under the 2016 Plan will be subject to the limitations of Section 162(m). In addition, it is expected that the application of the transition rule will be of limited future value with respect to the preservation of deductions for compensation payable to covered employees in excess of the Section 162(m) limits. In any event, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company’s business needs.
Equity Compensation Plan Information
The following table provides information as of March 31, 2020 with respect to the shares of our common stock that may be issuable upon the exercise of options, warrants and rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities that Remained Available for Future Issuance Under Equity Plans (Excluding Securities Reflected in Column (a)(c)
Equity compensation plans approved by security holders (1)	5,140,865	$54.01	2,904,675
Equity compensation plans not approved by security holder	—	—	—
Totals	5,140,865	$54.01	2,904,675

(1) Consists of shares of common stock to be issued upon exercise of outstanding options and vesting of restricted stock units and performance-based stock units under the 2016 Incentive Plan (without giving effect to the Fourth Amendment) and, the 1996 Stock Option Plan and LTIP. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b). These amounts do not include potentially issuable shares under the Employee Stock Purchase Plan. The company has reserved 1,558,000 shares for the future issuance of shares under the Employee Stock Purchase Plan.

The Board of Directors recommends that you vote FOR approval of the 2016 Incentive Plan as amended by the Fourth Amendment.

PROPOSAL NO. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers whose compensation is reported in the compensation tables that appear earlier in this proxy statement as such compensation is disclosed in this proxy statement in accordance with Item 402 of Regulation S-K (which is the Securities and Exchange Commission’s rule setting forth executive compensation disclosure requirements).
As described in detail under the heading “Executive Compensation-Compensation Discussion and Analysis,” we strive to enhance long-term stockholder value by closely aligning our executive compensation philosophy and practices with the interests of our stockholders by rewarding achievement of specific annual, long-term, and strategic goals by our company, focusing on revenue growth and profitability. Our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive our company’s strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. Our compensation practices, which balance long-term and short-term awards, are structured to pay for performance, to encourage business decision-making aligned with the long-term interests of our company and to promote and to support the human resource requirements of our business. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2020 compensation of our named executive officers.
We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Commvault’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Commvault’s proxy statement is hereby APPROVED.”
The say-on-pay vote is advisory, and therefore not binding on our company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee would evaluate whether any actions are necessary to address those concerns.
Because Proposal No. 5 is a non-binding, advisory vote, there is no specific approval requirement. However, the Board of Directors will consider that the stockholders have approved executive compensation on an advisory basis if this proposal receives the affirmative vote of a majority of the votes cast (in person or by proxy) on this proposal.
The Board of Directors recommends that you vote FOR the approval of executive compensation.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation - Commvault Systems, Inc. Compensation Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

SOLICITATION AND EXPENSES OF SOLICITATION

The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy or other electronic means. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals - Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2021, the proposal must be received by [____], 2021.
Stockholder Proposals - Pursuant to Proxy Access Provision
In 2019, we amended our Bylaws to provide for proxy access with respect to the nomination of directors by qualifying stockholders. Nominations made pursuant to this provision are subject to various notice and other requirements, independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our Bylaws state that, to be timely, notice and certain related information with respect to such a nomination must be received at our company's principal executive offices no earlier than the 150th day, and no later than the close of business on the 120th day, prior to the anniversary of the mailing of notice for the preceding year’s annual meeting. Therefore, to be timely under our Bylaws, a stockholder nomination for the 2021 annual meeting made pursuant to the proxy access provision must be received no earlier than [____], 2021 and no later than [____], 2021.
Other Stockholder Proposals - Discretionary Voting Authority and Bylaws
With respect to stockholder proposals not included in our company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our Bylaws for the submission of business by stockholders. This notice requirement and deadline for such stockholder proposals not included in our company’s proxy statement are independent of the notice requirements and deadlines described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our Bylaws state that, to be timely, notice and certain related information must be received at our principal executive offices no later than the 90th day prior to the first anniversary of the mailing of notice for the preceding year’s annual meeting. Therefore, to be timely under our Bylaws, a proposal for the 2021 annual meeting not included by or at the direction of the Board of Directors must be received no later than [____], 2021.

HOUSEHOLDING
Please note we may deliver a single copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a single set of our annual report for the fiscal year ended March 31, 2020 and our proxy statement, to households at which two or more stockholders reside, unless an affected stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. Upon written or oral request, we will promptly deliver, or arrange for delivery, of a separate copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a separate set of our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice Regarding Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (800) 542-1061. Stockholders currently sharing an address with another stockholder who wish to have only one copy of our Notice or annual report and other proxy materials delivered to the household in the future should also contact Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (800) 542-1061.

WARREN H. MONDSCHEIN
Vice President, General Counsel and Secretary
Chief Compliance Officer

We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our annual report on Form 10-K for the fiscal year ended March 31, 2020, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Warren H. Mondschein, Vice President, General Counsel and Secretary, Chief Compliance Officer, Commvault Systems, Inc., 1 Commvault Way, Tinton Falls, New Jersey 07724. A copy of our annual report on form 10-K for the fiscal year ended March 31, 2020 is also being made available concurrently with the proxy statement at www.edocumentview.com/CVLT.

COMMVAULT VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 3:00 a.m., ET, on August 27, 2020.

Online
Go to **www.investorvote.com/CVLT** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVLT

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3, 4 AND 5.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - R. Todd Bradley	☐	☐	☐	02 - Charles Moran	☐	☐	☐	03 - Allison Pickens	☐	☐	☐
04 - Arlen Shenkman	☐	☐	☐								

	For	Against	Abstain		For	Against	Abstain
2. Approve amendments to the Company's articles of incorporation to de-classify the Board of Directors.	☐	☐	☐	3. Ratify the appointment of Ernst & Young as independent public accountants for the fiscal year ending March 31, 2021.	☐	☐	☐
4. Approve amendment providing additional shares for grant under Company's Omnibus Incentive Plan.	☐	☐	☐	5. Approve, by non-binding vote, the Company's executive compensation.	☐	☐	☐

6. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

44BM

03A99C

To vote during the virtual meeting, you must verify your identity as a stockholder. Please have the information that is printed on the shaded bar located on the reverse side of this form available.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.investorvote.com/CVLT

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVLT

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — COMMVAULT SYSTEMS, INC.

Annual Meeting of Stockholders

August 27, 2020

Proxy Solicited by Board of Directors

The undersigned does hereby appoint Sanjay Mirchandani, Brian Carolan and Warren H. Mondschein, and each of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Commvault Systems, Inc. held of record by the undersigned at the close of business on July 6, 2020 and entitled to vote at the Annual Meeting of Stockholders of Commvault Systems, Inc. to be held at 9:00 a.m., Eastern time, Thursday, August 27, 2020 virtually via the internet at http://ir.commvault.com/annual-meeting or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

ANNEX A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COMMVAULT SYSTEMS, INC.

[_______] [__], 2020

Commvault Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY as follows:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

A.	Paragraph (b) of Article VI thereof shall read in its entirety as follows:
“(b) Prior to the 2023 annual meeting of stockholders, the Board of Directors shall be divided into three classes, as nearly equal in size as possible, designated as Class I, Class II and Class III, respectively. At the 2021 annual meeting of stockholders, the term of office of the Class III directors shall expire and successors to the Class III directors shall be elected for a term expiring at the next annual meeting of stockholders and at each succeeding annual meeting of stockholders. At the 2022 annual meeting of stockholders, the term of office of the Class I directors shall expire and successors to the Class I directors shall be elected for a term expiring at the next annual meeting of stockholders and at each succeeding annual meeting of stockholders. At the 2023 annual meeting of stockholders, the term of office of the Class II directors shall expire and successors to the Class II directors shall be elected for a term expiring at the next annual meeting of stockholders and at each succeeding annual meeting of stockholders. From and after the election of directors at the 2023 annual meeting of stockholders, the Board of Directors shall cease to be classified and each director elected at the 2023 annual meeting of stockholders (and at each succeeding annual meeting of stockholders) shall hold office for a term expiring at the next annual meeting of stockholders held after such director’s election.”

B.	Paragraph (d) of Article VI thereof shall read in its entirety as follows:
“(d) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders. Newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders. Any director elected in accordance with this Article VI (d) shall hold office (i) in the event of a new directorship created or vacancy occurring prior to the 2023 annual meeting of stockholders, for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and (ii) in the event of a new directorship created or vacancy occurring after the 2023 annual meeting of stockholders, until the next annual meeting of stockholders and, in each case, until such director's successor shall have been elected and qualified.”

C.	Paragraph (e) of Article VI thereof shall read in its entirety as follows:
“(e) Any director, or the entire Board of Directors, may be removed from office at any time, (i) in the event such removal is prior to the 2023 annual meeting of stockholders, only for cause and (ii) in the event such removal is after the 2023 annual meeting of stockholders, with or without cause, and in either case of the foregoing clauses (i) or (ii) by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class. As used herein, the term “Voting Stock” means the voting power of the then outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors.”
SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf as of the date first indicated above.

COMMVAULT SYSTEMS, INC.

By:
Name:
Title:

ANNEX B

AMENDMENT TO THE
AMENDED AND RESTATED BY-LAWS
OF
COMMVAULT SYSTEMS, INC.

By-Law Amendment if Proposal No. 2 is Approved by the Stockholders at the Annual Meeting
If the stockholders approve Proposal No. 2 at the 2020 Annual Meeting, the Board of Directors currently intends that, effective immediately following the effectiveness of the filing of the certificate of amendment to the Amended and Restated Certificate of Incorporation of the Company with Delaware Secretary of State, Section 3.3 of the Second Amended and Restate Bylaws of the Company be deleted and amended and restated in its entirety as follows:
“3.3 CLASSES OF DIRECTORS
The Directors elected prior to the 2023 annual meeting of stockholders shall be divided into three classes designated as Class I, Class II and Class III, respectively. At the 2021 annual meeting of stockholders, the term of office of the Class III Directors shall expire and successors to the Class III Directors shall be elected for a term expiring at the next annual meeting of stockholders and at each succeeding annual meeting of stockholders. At the 2022 annual meeting of stockholders, the term of office of the Class I Directors shall expire and successors to the Class I Directors shall be elected for a term expiring at the next annual meeting of stockholders and at each succeeding annual meeting of stockholders. At the 2023 annual meeting of stockholders, the term of office of the Class II Directors shall expire and successors to the Class II Directors shall be elected for a term expiring at the next annual meeting of stockholders and at each succeeding annual meeting of stockholders. From and after the election of Directors at the 2023 annual meeting of stockholders, the Board of Directors shall cease to be classified and each Director elected at the 2023 annual meeting of stockholders (and at each succeeding annual meeting of stockholders) shall hold office for a term expiring at the next annual meeting of stockholders held after such Director’s election.
Notwithstanding the foregoing provisions of this Article, each Director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.”

ANNEX C

COMMVAULT SYSTEMS, INC.
OMNIBUS INCENTIVE PLAN
(As Amended Through the Fourth Amendment Thereof)

1.    PURPOSE. Commvault Systems, Inc. (the “Company”) has established the Commvault Systems, Inc. Omnibus Incentive Plan (the “Plan”) to (a) attract and retain employees, directors and other persons providing services to the Company and its Related Companies (as defined herein); (b) advance the interests of the Company and its stockholders by providing employees, directors and other persons providing services to the Company and its Related Companies, upon whose judgment, initiative and efforts the Company largely depend, with appropriate incentives to perform in a superior manner and achieve long-range goals, (c) to provide incentive compensation opportunities that are competitive with other similar companies, and (d) to further align the interests of Participants’ (as defined herein) with those of the Company’s stockholders, and to thereby promote the long-term financial interests of the Company and the Related Companies, including the growth in value of the Company’s equity and long-term stockholder return.
2.    DEFINITIONS. As used in the Plan, the following defined terms have the meanings indicated below:
2.1    “Agreement” has the meaning set forth in subsection 9.8.
2.2    “Award” means any award permitted to be granted pursuant to the provisions of the Plan.
2.3    “Board” means the Board of Directors of the Company.
2.4    “Cash Incentive Award” has the meaning set forth in subsection 7.1(b).
2.5    “Cause” means, unless otherwise provided by the Committee or as set forth in a separate agreement between the Company and the Participant, a Participant’s termination of employment or other services for gross negligence, personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses).
2.6    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes the successor provision(s) and the regulations promulgated.
2.7    “Committee” has the meaning specified in subsection 3.1.
2.8    “Common Stock” means the common stock of the Company.
2.9    “Company” has the meaning set forth in Section 1.
2.10    “Disability” shall mean, unless otherwise provided by the Committee, that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Whether an individual has a “Disability” shall be determined in a manner that is consistent with Code Section 22(e)(3). Notwithstanding the foregoing, if a Participant has an employment agreement with the Company or Related Company and such employment agreement defines “disability”, then “Disability used herein shall have the meaning as set forth in such employment agreement.
2.11    “Effective Date” has the meaning set forth in subsection 9.1.
2.12    “Eligible Individual” means any officer, director or other employee of the Company or a Related Company, consultants, independent contractors or agents of the Company or a Related Company, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of the Company or a Related Company (but effective no earlier than the date on which such Person begins to provide services to the Company or a Related Company), including, in each case, Outside Directors.

2.13    “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes the successor provision(s) and the regulations promulgated thereunder.
2.14    “Expiration Date” has the meaning set forth in subsection 6.10 of the Plan.
2.15    “Fair Market Value” of a share of Common Stock means, as of any date, the value determined in accordance with the following rules:

(a)
If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing price per share of Common Stock on such date on the principal exchange on which the Common Stock is then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

(b)
If the Common Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing average of the closing bid and asked price of a share of Common Stock on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market.

(c)	If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith.
2.16    “Full Value Award” has the meaning set forth in subsection 7.1(a).
2.17    “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422.
2.18    “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.
2.19    “Option” has the meaning set forth in subsection 6.1(a) of the Plan.
2.20    “Outside Director” means a director of the Company who is not an officer or employee of the Company or the Related Companies.
2.21    “Participant” means an Eligible Individual who receives an Award under the Plan as described in Section 5.
2.22    “Performance-Based Compensation” has the meaning set forth in subsection 7.3.
2.23    “Performance Criteria” means one or more of the following criteria (i) earnings including operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items) or net earnings; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal matters, information technology, and goals relating to contributions, dispositions, acquisitions, development and development related activity, capital markets activity and credit ratings, joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, and other transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation and reorganization of joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, research or development collaborations, and the completion of other corporate transactions; (xix) economic value added (or an equivalent metric); (xx) stock price performance; (xxi) improvement in or attainment of expense levels or working capital levels; (xxii) operating metrics including projects added, construction value added, active projects and number of organizations, (xxiii) contract value or bookings, or (xxiv) any combination of, or a specified increase in, any of the foregoing. Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Related Company, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).
2.24    “Plan” has the meaning set forth in Section 1.
2.25    “Prior Plan” means the Commvault Systems, Inc. Long-Term Stock Incentive Plan.
2.26    “Related Company” shall mean any corporation, partnership, joint venture or other entity during any period in which (i) the Company, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity or (ii) such entity, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of the Company.
2.27    “SAR” or “Stock Appreciation Right” means the grant of an Award under the Plan that entitles the Participant to receive, in cash or shares of Common Stock (as determined in accordance with the terms of the Plan) value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise; over (ii) an Exercise Price established by the Committee at the time of grant.
2.28    “SEC” means the United States Securities and Exchange Commission.
2.29    “Stockholders’ Meeting” means the first regular annual meeting of the Company’s stockholders that occurs after the Effective Date.
2.30    “Subsidiary” shall mean a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).
2.31    “Substitute Award” means an Award granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Related Company or with which the Company or any Related Company combines. In no event shall the issuance of Substitute Awards change the terms of such previously granted awards such that the change, if applied to a current Award, would be prohibited under subsection 6.8.
2.32    “Termination Date” means the date on which a Participant both ceases to be an employee of the Company and the Related Companies and ceases to perform material services for the Company and the Related Companies (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Related Company which was the recipient of the Participant’s services; and provided further that, with respect to an Outside Director, “Termination Date” means date on which the Outside Director’s service as an Outside Director terminates for any reason.
3.    ADMINISTRATION.
3.1    General. The authority to control and manage the operation and administration of the Plan shall be vested in the committee described in subsection 3.2 (the “Committee”) in accordance with this Section 3. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
3.2    Selection of Committee. So long as the Company is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. Any Award granted under the Plan which is intended to constitute Performance-Based Compensation (including Options and SARs) shall be granted by a Committee consisting solely of two or more “outside directors” within the meaning of Code Section 162(m) and applicable regulations.

Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to Outside Directors, the Committee shall be the Board.
3.3    Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)
Subject to the provisions of the Plan, the Committee will have the authority and discretion to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time or times of receipt of Awards, (iii) determine the types of Awards and the number of shares of Common Stock covered by the Awards, (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of Awards, (v) modify the terms of, cancel or suspend Awards, (vi) reissue or repurchase Awards, and (vii) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective employee, the individual’s present and potential contribution to the Company’s or a Related Company’s success and such other factors as the Committee deems relevant.

(b)
Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c)
Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)
Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future.

3.4    Delegation by Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
3.5    Information to be Furnished to Committee. The Company and the Related Companies shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company and the Related Companies as to an employee’s or Participant’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee consider desirable to carry out the terms of the Plan.
3.6    Limitation on Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Related Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

4.    STOCK RESERVED AND LIMITATIONS.
4.1    Shares and Other Amounts Subject to the Plan. The shares of Common Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)
The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b)
Subject to the provisions of subsection 4.2, the number of shares of Common Stock which may be issued with respect to Awards under the Plan shall be equal to 8,050,000. Except as otherwise provided herein, any shares of Common Stock subject to an Award under the Plan which for any reason is forfeited, expires or is terminated without issuance of shares of Common Stock (including shares that are attributable to Awards that are settled in cash) and shares of Stock that are withheld in payment of taxes payable with respect to the vesting or settlement of a Full Value Award shall thereafter be available for further grants under the Plan. Shares of Stock that are tendered or withheld in payment of the Exercise Price of an Option or shares of Stock that are withheld in payment of taxes payable with respect to the exercise of an Option or SAR shall not be available for further grants under the Plan.

(c)
Substitute Awards shall not reduce the number of shares of Common Stock that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any period pursuant to subsections 4.1(g) and 4.1(h).

(d)
Except as expressly provided by the terms of this Plan, the issue by the Company of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

(e)	To the extent provided by the Committee, any Award may be settled in cash rather than in Common Stock.

(f)
Subject to the terms and conditions of the Plan, the maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries with respect to Incentive Stock Options under the Plan shall be 3,550,000; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentive Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(g)
The maximum number of shares of Common Stock that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 6 (relating to Options and SARs) shall be 500,000 shares if such awards are intended to constitute Performance-Based Compensation. For purposes of this subsection 4.1(g), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Common Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Common Stock shall be counted as covering only one share of Common Stock for purposes of applying the limitations of this subsection 4.1(g). For purposes of the Plan, it will be assumed that the grant of any Option or SAR is intended to constitute Performance-Based Compensation unless the Committee specified otherwise.

(h)
For Full Value Awards that are intended to be Performance-Based Compensation, no more than 250,000 shares of Common Stock may be delivered pursuant to such Awards granted to any one Participant during any one calendar year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this 4.1(h) shall be subject to the following:

(i)
If the Awards are denominated in Common Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Common Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Common Stock into cash.

(ii)
If delivery of Common Stock or cash is deferred until after the Common Stock has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Common Stock is earned shall be disregarded.

(i)
For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any twelve (12) month performance period shall equal $2,500,000 (pro rated for performance periods that are greater or lesser than twelve (12) months); provided that Awards described in this subsection 4.1(i), shall be subject to the following:

(i)
If the Awards are denominated in cash but an equivalent amount of Common Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Common Stock.

(ii)
If delivery of Common Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

(j)
In the case of any Award to an Outside Director, in no event shall the dollar value of the Award granted to any Outside Director for any calendar year (determined as of the date of grant) exceed $500,000, except for the initial year of directorship in which the dollar value shall not exceed $1,000,000.

4.2    Adjustments to Shares of Common Stock. In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Common Stock such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, the Committee shall, in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described in subsection 4.1); (b) adjust the number and kind of shares subject to outstanding Awards; (c) adjust the Exercise Price of outstanding Options and SARs; and (d) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of Awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price).
5.    PARTICIPATION. For purposes of the Plan, a “Participant” is any person to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by the Company and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by the Company or the Related Companies.
6.    STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
6.1    Definitions.

(a)
The grant of an “Option” under the Plan entitles the Participant to purchase shares of Common Stock at an Exercise Price established by the Committee at the time the Option is granted. Options granted under this Section 6 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of the Company or a Subsidiary. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.

(b)
A grant of a “Stock Appreciation Right” or “SAR” entitles the Participant to receive, in cash or shares of Common Stock (as determined in accordance with the terms of the Plan) value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise; over (ii) an Exercise Price established by the Committee at the time of grant.

6.2    Eligibility. The Committee shall designate the Participants to whom Options or SARs are to be granted under this Section 6 and shall determine the number of shares of Common Stock subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan. Without limiting the generality of the foregoing, the Committee may not grant dividend equivalents (current or deferred) with respect to any Option or SAR granted under the Plan.
6.3    Limits on Incentive Stock Options. If the Committee grants Incentive Stock Options, then to the extent that the aggregate fair market value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and all Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by Code Section 422. Any Option that is intended to constitute an Incentive Stock Option shall satisfy any other requirements of Code Section 422 and, to the extent such Option does not satisfy such requirements, the Option shall be treated as a Non-Qualified Stock Option.
6.4    Exercise Price. The “Exercise Price” of an Option or SAR shall be established by the Committee at the time the Option or SAR is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a share of Common Stock on such date (or, if greater, the par value of a share of Common Stock on such date).
6.5    Exercise/Vesting. Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan shall be exercisable in accordance with the following:

(a)
The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of stock ownership guidelines by the Participant.

(b)	No Option or SAR may be exercised by a Participant prior to the date on which it is exercisable (or vested) or after the Expiration Date applicable thereto.
6.6    Payment of Exercise Price. The payment of the Exercise Price of an Option granted under this Section 6 shall be subject to the following:

(a)
Subject to the following provisions of this subsection 6.6, the full Exercise Price of each share of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise through the use of cash equivalents, payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the shares of Common Stock so purchased shall be delivered to the person entitled thereto or shares of Common Stock so purchased shall otherwise be registered in the name of the Participant on the records of the Company’s transfer agent and credited to the Participant’s account.

(b)
Subject to applicable law, the Exercise Price shall be payable in cash or cash equivalents, by tendering, by actual delivery or by attestation, shares of Common Stock valued at Fair Market Value as of the day of exercise or by a combination thereof; provided, however, that shares of Common Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.

6.7    Post-Exercise Limitations. The Committee, in its discretion, may impose such restrictions on shares of Common Stock acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Common Stock ownership by the Participant, conformity with the Company’s recoupment or clawback policies and such other factors as the Committee determines to be appropriate.
6.8    No Repricing. Except for either adjustments pursuant to subsection 4.2 (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by the Company’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a share of Common Stock.

6.9    Tandem Grants of Options and SARs. An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the corresponding tandem SAR or Option shall cancel the corresponding tandem SAR or Option with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award, but in no event less than the Fair Market Value of a share of Common Stock at the time of such grant.
6.10    Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates, unless the following dates are determined otherwise by the Committee:

(a)	if the Participant’s Termination Date occurs by any reason other than termination for Cause, the thirtieth (30th) day after the Termination Date; or

(b)	if the Participant’s Termination Date occurs for reasons of Cause, the Termination Date.
In no event shall the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange on which the Common Stock is listed).
7.    FULL VALUE AWARDS AND CASH INCENTIVE AWARDS.
7.1    Definitions.

(a)
A “Full Value Award” is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Such grants may be subject to such conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on performance-based awards that have not been earned based on the performance criteria established.

(b)
A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of Common Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

7.2    Special Vesting Rules. Except for awards granted under the Plan with respect to, shares of Stock which do not exceed, in the aggregate, five percent of the total number of shares of Stock reserved for issuance pursuant to subsection 4.1(b), a Participant’s right to become vested in a Full Value Award, an Option or SAR is conditioned on the completion of a specified period of service with the Company or the Related Companies of at least one year, except if accelerated in the event of the Participant’s death or Disability.
7.3    Performance-Based Compensation. The Committee may designate a Full Value Award or Cash Incentive Award granted to any Participant as “Performance-Based Compensation” within the meaning of Code Section 162(m) and regulations thereunder. To the extent required by Code Section 162(m), any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee and the following additional requirements shall apply:

(a)
The performance targets established for the performance period established by the Committee shall be objective (as that term is described in regulations under Code Section 162(m)), and shall be established in writing by the Committee not later than ninety (90) days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance targets is substantially uncertain. The performance targets established by the Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance, and shall be based on one or more of the Performance Criteria.

(b)
A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable performance target(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection 7.3(b), such exercise of discretion may not result in an increase in the amount of the payment.

(c)
If a Participant’s employment terminates because of death or Disability, or if a change in control occurs prior to the Participant’s Termination Date, the Participant’s Cash Incentive Award may, to the extent provided by the Committee, become vested without regard to whether the Cash Incentive Award would be Performance-Based Compensation.

(d)
A Full Value Award designated as Performance-Based Compensation shall not vest prior to the first anniversary of the date on which it is granted (subject to acceleration of vesting, to the extent provided by the Committee, in the event of the Participant’s death, Disability or change in control).

Nothing in this Section 7 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, the Company or any Related Company from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that, at the time of grant of Full Value Awards or Cash Incentive Awards by the Committee, the Committee shall designate whether such Awards are intended to constitute Performance-Based Compensation. To the extent that the provisions of this Section 7 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Award, if any, that is not intended to constitute Performance-Based Compensation. Without limiting the generality of the foregoing, Options and SARs granted under the Plan shall be assumed to constitute Performance-Based Compensation provided that the requirements of section 162(m) of the Code are met with respect thereto and provided that the Committee does not make a determination to the contrary.
8.    CHANGE IN CONTROL.
8.1    Definitions. For purposes of this Section 8, the term “Change in Control” means (a) the acquisition by any person, entity or group of persons or entities, directly or indirectly, acting in concert of securities representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, whether acquired in one transaction or a series of transactions, (b) a merger, consolidation or similar transaction which results in the Company’s shareholders immediately prior to such transaction not holding securities representing fifty percent (50%) or more of the total voting power of the outstanding securities of the surviving corporation, or (c) a sale of all or substantially all of the Company’s assets (other than to an entity owned by the Company or under common ownership with the Company).
8.2    Vesting of Awards Upon Change in Control. Subject to the provisions of subsection 4.2 (relating to the adjustment of shares), if a Change in Control occurs prior to the date on which an Award is vested and prior to the Participant’s separation from service, if such Award remains outstanding following the Change in Control (whether by substitution with another award or otherwise), and if the Participant’s service is involuntarily terminated by the Company or a Related Company (or any successor thereto), other than for cause, on or within two years following the Change in Control, then:
(a)    All outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable.
(b)    All outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable.
(c)    All Full Value Awards shall become fully vested and the Committee shall determine the extent to which performance conditions are met taking into account actual performance and/or the passage of time, in accordance with the terms of the Plan and the applicable Award Agreement.
Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of deferred compensation that is subject to Code Section 409A to be made upon the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A. In addition, if an Award does not remain outstanding following a Change in Control, the Committee shall determine the vesting and other terms and conditions of the Award in connection with the Change in Control in accordance with the terms of the Plan.
9.    MISCELLANEOUS.
9.1    Effective Date and Effect on Prior Plan. This Plan shall be effective as of the date that it is approved by the Board (the date on which such approval is completed being referred to herein as the “Effective Date”); provided, however, that no Awards granted under the Plan after the Effective Date prior to the Stockholders’ Meeting will vest or become exercisable prior to the date of the Stockholders’ Meeting (and only if the Plan is approved by the stockholders at the Stockholders’ Meeting) and all such Awards shall be forfeited as of the date of the Stockholders’ Meeting if the Plan is not approved by the Company’s stockholders at the Stockholders Meeting. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any shares of Common Stock awarded under it are outstanding and not fully vested; provided, however, that no new Awards will be made under the Plan on or after the tenth anniversary of the Effective Date. Any awards made under the Prior Plan prior to the Effective Date shall continue to be subject to the terms and conditions of the Prior Plan. Following the Effective Date and if the Plan is approved at the Stockholders’ Meeting, no further awards will be made under the Prior Plan.
9.2    Limit on Distribution. Distribution of Common Stock or other amounts under the Plan shall be subject to the following:

(a)
Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)
In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)
To the extent that the Plan provides for issuance of certificates to reflect the transfer of Common Stock, the transfer of such Common Stock may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed.

9.3    Liability for Cash Payments. Subject to the provisions of this Section 8, each Related Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such payment is attributable to the services rendered for that Related Company by the Participant. Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Committee.
9.4    Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Common Stock which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, previously-owned Common Stock that has been held by the Participant or Common Stock to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).
9.5    Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, if provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 9.5, if provided by the Committee, Awards may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under Code Section 422.
9.6    Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company or the Related Company, as applicable, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.
9.7    Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.
9.8    Agreement With the Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the “Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.
9.9    Limitation of Implied Rights.

(a)
Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company and any Related Company. Nothing contained in the Plan shall constitute a guarantee by the Company or any Related Company that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)
The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Common Stock are registered in his name.

9.10    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
9.11    Action by the Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors or governing body or by action of one or more members of the board or governing body (including a committee of the board or governing body) who are duly authorized to act for the board or, in the case of any Related Company which is a partnership, by action of its general partner or a person or persons authorized by the general partner, or (except to the extent prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed) by a duly authorized officer of the Company.
9.12    Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
9.13    Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.
9.14    Foreign Employees. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or a Related Company operates or has employees. The foregoing provisions of this subsection 9.14 shall not be applied to increase the share limitations of Section 4 or to otherwise change any provision of the Plan that would otherwise require the approval of the Company’s stockholders.

10.    TERMINATION AND AMENDMENT OF THE PLAN
The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 4.2 shall not be subject to the foregoing limitations of this Section 9; and further provided that the provisions of subsection 6.8 (relating to Option and SAR repricing) cannot be amended unless the amendment is approved by the Company’s stockholders; and provided further that, no other amendment shall be made to the Plan without the approval of the Company’s stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed. It is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Code Section 409A, the Plan and the Awards comply with the requirements of Code Section 409A and that the Board shall have the authority to amend the Plan or any Award as it deems necessary or desirable to conform to Code Section 409A without regard to the foregoing provisions (other than the provisions requiring stockholder approval). Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with Code Section 409A and the Committee is under no obligation to make any changes to any Award to cause such compliance.